                       Securities and Exchange Commission
                              Washington, DC 20549





                                    FORM 8-K

                                 Current Report





     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934





        Date of Report (Date of earliest event reported) - March 19, 1997




                         Minnesota Power & Light Company

                             A Minnesota Corporation
                           Commission File No. 1-3548
                   IRS Employer Identification No. 41-0418150
                             30 West Superior Street
                             Duluth, Minnesota 55802
                           Telephone - (218) 722-2641

                         Minnesota Power & Light Company

                                      Index

                                                                            Page

Item 7.  Financial Statements and Exhibits

           Financial Statements

                Signatures                                                    2

                Management Discussion and Analysis of Financial
                    Condition and Results of Operations
                                                                              3

                Reports of Independent Accountants                           13

                Consolidated Balance Sheet -
                    December 31, 1996 and 1995                               14

                Consolidated Statement of Income -
                    For the year ended December 31, 1996, 1995 and 1994      15

                Consolidated Statement of Retained Earnings -
                    For the year ended December 31, 1996, 1995 and 1994      15

                Consolidated Statement of Cash Flows -
                    For the year ended December 31, 1996, 1995 and 1994      16

                Notes to Consolidated Financial Statements                   17

           Exhibits

                23    -    Consent of Independent Accountants

                27    -    Financial Data Schedule

                                   Signatures


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                               Minnesota Power & Light Company
                                               --------------------------------
                                                       (Registrant)





March 19, 1997                                       Philip R. Halverson
                                               --------------------------------
                                                     Philip R. Halverson
                                                 Vice President, Secretary
                                                    and General Counsel

Management's Discussion and Analysis of Financial Condition and Results of Operations

   Minnesota Power has operations in four business segments: (1) electric operations, which include electric and gas services, and coal mining; (2) water services, which include water and wastewater services; (3) automotive services, which include auctions, a finance company and an auto transport company; and (4) investments, which include a securities portfolio, a 21% equity investment in a financial guaranty reinsurance company and real estate operations.
   Earnings Per Share. Earnings per share of common stock were $2.28 in 1996 compared to $2.16 in 1995 and $2.06 in 1994. An increase in the number of shares of common stock outstanding in 1996 diluted 1996 earnings by 7 cents per share. The dilution reduced electric operations earnings per share 4 cents, water services 1 cent and investments 4 cents, and increased by 2 cents per share the negative impact on earnings attributable to corporate charges. Return on common equity was 11.3%, 10.7% and 10.5% for 1996, 1995 and 1994, respectively.

Earnings Per Share                               1996         1995         1994
--------------------------------------------------------------------------------
Continuing Operations
  Electric Operations                           $1.32         $1.36       $1.36
  Water Services                                  .18          (.04)        .48
  Automotive Services                             .13           .00           -
  Investments
    Portfolio and reinsurance                     .80           .88         .47
    Real estate operations                        .50           .58         .36
                                               ------        ------      ------
                                                 1.30          1.46         .83
  Corporate Charges and Other                    (.65)         (.72)       (.68)
                                               ------        ------      -------
Total Continuing Operations                      2.28          2.06        1.99
Discontinued Operations                             -           .10         .07
                                               ------        ------      ------
Total Earnings Per Share                        $2.28         $2.16       $2.06
--------------------------------------------------------------------------------
Average Shares of  Common Stock - 000s         29,309        28,483      28,239
--------------------------------------------------------------------------------

   Electric operations earnings per share in 1996 were down slightly due to a 3% decrease in sales to the Company's large power customers and the dilutive effect of the increase in common stock outstanding. The decrease was partially offset by sales to other customers. The performance of water services in 1996 improved over 1995 primarily as a result of rate relief and ongoing cost controls at Florida Water. 1996 earnings from automotive services reflect twelve months of results while only six months are included in 1995 earnings. 1996 earnings also reflect growth in AFC's floorplan financing business and an increase in the number of automobiles auctioned by ADESA. 1996 earnings from automotive services were tempered in part by start-up losses at two new auction facilities. The contribution of the Company's investments was lower in 1996 because (i) the average securities portfolio balance was smaller in 1996 since a portion of the portfolio was sold in 1995 to fund the purchase of ADESA and (ii) Lehigh recognized 22 cents per share compared to 52 cents of tax benefits in 1996 and 1995, respectively. Corporate charges in 1995 included a 14 cents per share write-off of the Company's investment in Reach All.
   Electric operations contributed the same amount to earnings per share in 1995 compared to 1994. This reflected lower demand charges from large power customers which were offset by increased sales. The performance of water services in 1995 compared to 1994 reflected lower water sales in Florida in 1995 due to high rainfall during the year. The 1994 performance of water services was favorably impacted by a 42 cent per share gain from the sale of certain water plant assets. Real estate operations in 1994 reflected 13 cents per share from the recognition of escrow funds. Portfolio and reinsurance in 1994 included a 21 cent per share write-off of a securities investment. Corporate charges in 1994 included an 11 cent per share loss from the Company's investment in Reach All.
   Discontinued operations included results from the paper and pulp business which was sold in June 1995. The increase in income from discontinued operations reflected higher paper and pulp prices in 1995.

Consolidated Financial Review

   Operating Revenue and Income. Electric operations revenue was higher in 1996 compared to 1995 due to a 14% increase in total kWh sales, setting a new sales record for the second year in a row. The increase in sales is attributed primarily to MPEX, the Company's new wholesale marketing division that is selling energy, capacity and brokering services to other power suppliers. Extreme winter weather in 1996 compared to the milder winter in 1995 increased sales to residential and commercial customers and reduced sales to taconite producers.
   Revenue in 1995 was higher than 1994 because of increased kWh sales to industrial customers, higher commercial and residential rates, and a 37% increase in kWh sales for resale. One major taconite electric customer of the Company operated all year in 1995 and only four months in 1994.
   Water services revenue and income was higher in 1996 compared to 1995 due to higher rates, a 9% increase in consumption, gains from the sale of assets, and the inclusion of $5.3 million of revenue from ISI. Florida Water, formerly Southern States Utilities, Inc., implemented an interim rate increase effective Jan. 23, 1996, and final rates effective Sept. 20, 1996, in total an $11.1 million annual increase. Florida Water added 17,000 new water and wastewater customers as a result of the December 1995 purchase of the assets of Orange Osceola in Florida. A 2% growth in customers and normal consumption due to the return of more typical weather in Florida both contributed to higher sales in 1996. Heater, which owns and operates the Company's water operations in North Carolina and South Carolina, made a strategic decision to withdraw from South Carolina, sold the majority of its assets in that state and recognized $1.7 million in pre-tax gains during 1996. In April 1996 the Company purchased ISI, a company that specializes in predictive maintenance of water supply equipment.

   Operating revenue in 1995 was lower than 1994 due to 15,000 fewer customers following the December 1994 sale of the Venice Gardens' assets in Florida. The sale resulted in a $19.1 million gain in 1994. High rainfall in parts of Florida and customer water conservation efforts also lowered operating revenue in 1995 and 1994.
   Automotive services operating revenue and income is included as of July 1, 1995, the purchase date of ADESA. In addition to including a full year of operations, operating revenue and income was higher in 1996 because ADESA added eight new auction sites during the year and sold more than 600,000 cars in 1996 compared to 230,000 cars during the last six months of 1995 (470,000 cars in total were sold by ADESA in 1995). Ancillary services, such as transportation and reconditioning, and the expansion of AFC also contributed to revenue growth.
   Investments revenue and income was higher in 1996 due to increased real estate sales in Florida. Lehigh purchased properties at Palm Coast in Florida and expanded its marketing program nationwide. Also included in investment income is the contribution of the securities portfolio. Due to a smaller average portfolio balance resulting from the sale of approximately $60 million of securities to finance the ADESA purchase, the contribution was lower.
   Investments revenue and income in 1996 reflected an after-tax return of 8.8% compared to 9.2% in 1995 and 3.8% in 1994. The 1994 after-tax return included a $10.1 million write-off of a securities investment. Operating revenue and income from real estate operations was lower in 1995 compared to 1994 due to fewer commercial land sales and Lehigh's maturing accounts receivable portfolio. In 1994 Lehigh recognized in revenue $4.5 million of escrow funds.
   Operating Expenses. Fuel and purchased power expenses were higher in 1996 than 1995 because of a 14% increase in kWh sold. Sales for resale were up over 48% due to the marketing efforts initiated by MPEX in 1996. These expenses in 1995 were higher than 1994 because of a 13% increase in kWh sold.
   Operations expenses were higher in 1996 reflecting $91 million for a full year of automotive services' operations compared to $31 million for six months in 1995. ADESA added eight auctions which contributed to the increase in operations expense in 1996. Expenses in 1995 were higher than 1994 due to the inclusion of automotive services, scheduled electric maintenance costs, and increased expenses related to conservation improvement programs (CIP) and customer services.
   Administrative and general expenses were higher in 1996 reflecting $73 million for a full year of automotive services operations compared to $27 million for six months in 1995. Medical plan expenses for employees and the amortization of an early retirement program offered to electric utility employees in 1995 also increased expenses in 1996. Expenses in 1995 were higher than 1994 due to the addition of automotive services' expenses totaling $27 million and salary and benefit increases company-wide. Salary and benefit increases were tempered by lower payroll costs associated with the early retirement program.
   Interest expense was higher in 1996 due primarily to a $30 million increase in outstanding long-term indebtedness related to the addition and expansion of automotive services. In addition, the average short-term indebtedness balance was higher by $60 million in 1996.
   Income from equity investments of $11.8 million in 1996 was from the Company's 21% ownership interest in Capital Re compared to $9.8 and $8.1 million in 1995 and 1994. Income from equity investments in 1995 and 1994 also included losses from Reach All of $6.4 and $5.2 million, respectively, a business the Company exited in 1995.
   Income tax expense in 1996 and 1995 included the recognition of $8.2 and $18.4 million, respectively, of tax benefits associated with real estate operations in Florida. Excluding these tax benefits, the effective tax rate in 1996 and 1995 was 31% compared to 26% in 1994.

Electric Operations

   Electric operations generate, transmit, distribute, and market electricity. Minnesota Power provides electricity to 121,000 customers in northeastern Minnesota, while the Company's wholly owned subsidiary, Superior Water, Light and Power Company, sells electricity to 14,000 customers and natural gas to 11,000 customers, and provides water to 10,000 customers, all in northwestern Wisconsin. Another wholly owned subsidiary, BNI Coal, owns and operates a lignite coal mine in North Dakota. Two electric generating cooperatives, Minnkota Power Cooperative, Inc. and Square Butte, consume virtually all of BNI Coal's production of lignite coal under contracts extending to 2027.

Summary of Changes in Electric Revenue              1996               1995
--------------------------------------------------------------------------------
                                                     (Change from previous
                                                       year in millions)
Retail sales (including demand
  and energy charges)                              $(2.7)             $17.2
Sales for resale                                    22.4               11.0
Rate increases                                         -               12.1
Conservation improvement programs                      -                3.0
Fuel clause adjustments                                -                2.6
Coal revenue                                         1.1                1.9
Other                                                4.9               (2.7)
                                                   -----              -----
                                                   $25.7              $45.1
--------------------------------------------------------------------------------

   Electric Sales. Kilowatthour sales in 1996 of 13.2 billion exceeded 1995's record-setting level of 11.5 billion kWh. Minnesota Power formally established MPEX as a new division in early 1996. MPEX is an expansion of the Company's inter-utility marketing group which has been a buyer and seller of capacity and energy for 25 years in the wholesale power market. The customers of MPEX are other power suppliers in the Midwest and Canada. MPEX contracts to provide hourly energy scheduling and power trading services. MPEX is credited with most of the increase in kWh sales.
   The two major industries in Minnesota Power's service territory are taconite production, and paper and wood products manufacturing. Taconite mining customers accounted for 32% of electric operating revenue in 1996, 35% in 1995 and 34% in 1994. The paper and wood products industries accounted for 11% of electric operating revenue in 1996, 12% in 1995 and 13% in 1994. Sales for resale accounted for 13% of electric operating revenue in 1996 compared to 9% in 1995 and 8% in 1994.
   Taconite is an important raw material for the steel industry and is made from low iron content ore mined in northern Minnesota. Taconite processing plants use large quantities of electric power to grind the ore and concentrate the iron particles into taconite pellets. Annual taconite production in Minnesota was 46 million tons in 1996 compared to 47 million in 1995 and 43 million tons in 1994. Minnesota's taconite production in 1997 is expected to be approximately 47 million tons. During 1996 and early 1997 the Company successfully negotiated extended contracts with several customers including two of the Company's largest customers, USX and Inland Steel.
   While taconite production is expected to continue at annual levels over 40 million tons, the long-term future of this cyclical industry is less certain. Production may decline gradually some time after the year 2005.
   Large Power Customer Contracts. Electric service contracts with 11 large power industrial customers require payment of minimum monthly demand charges that cover fixed costs associated with having capacity available to serve them, including a return on common equity. The demand charge is paid by these customers even if no electrical energy is taken. An energy charge is also paid to cover the variable cost of energy actually used. A four-year cancellation notice is required to terminate the contracts. The rates and corresponding revenue associated with capacity and energy provided under these contracts are subject to change through the regulatory process governing all retail electric rates.

Summary of Minimum Revenue and Demand Under Contract as of February 1, 1997
--------------------------------------------------------------------------------
                     Minimum Annual Revenue                Monthly Megawatts
1997                     $101.6 million                           641
1998                      $89.2 million                           558
1999                      $80.3 million                           518
2000                      $70.1 million                           464
2001                      $61.9 million                           411
--------------------------------------------------------------------------------
   The Company believes revenue from large power customers will be substantially in excess of the minimum contract amounts.

   The 11 large power customers each require 10 MW or more of power and have contract termination dates ranging from October 1999 to December 2007. Five of these customers are taconite producers, four are paper and wood products manufacturers and two are pipeline companies. In addition to the minimum demand provisions, the contracts with the taconite producers and pipeline companies require these customers to purchase their entire electric service requirements from the Company. Six of the large power customers purchase a combined total of 200 MW of interruptible service pursuant to contract amendments incorporating an interruptible rate schedule. Under this schedule and pursuant to these amendments, the Company has the right to serve 100 MW of these customers' needs through Oct. 31, 2008, and another 100 MW of these customers' needs through April 30, 2010. The Company has the right of first refusal to serve an additional 200 MW during these same time periods.
   Fuel. The cost of coal is the Company's largest single operating expense in generating electricity. Coal consumption at the Company's generating stations in 1996 was 4.3 million tons. Minnesota Power currently has three coal supply agreements in place with Montana suppliers. Two terminate in December 1999 and the other in December 2000. Under these agreements the Company has the tonnage flexibility to procure between 55% and 100% of its total coal requirements. The Company uses this flexibility to purchase coal under spot-market agreements when favorable market conditions exist. The Company continues to explore future supply options and believes that adequate supplies of low-sulfur, sub-bituminous coal will continue to be available. The Company has contracts with Burlington Northern Railroad to deliver coal from Montana and Wyoming to the Company's generating facilities in Minnesota through December 2003.
   Purchased Power Contract. Under an agreement extending through 2007 with Square Butte, Minnesota Power purchases 71% (about 320 MW during the summer months and 333 MW during the winter months) of the output of a mine-mouth generating unit located near

Center, North Dakota. The Square Butte unit is one of two lignite-fired units at Minnkota Power Cooperative's Milton R. Young Generating Station.
   Square Butte has the option, upon five years advance notice, to reduce the Company's share of the unit's output to 49%. Minnesota Power has the option, though not the obligation, to continue to purchase 49% of the output at market-based prices after 2007 to the end of the plant's economic life. Minnesota Power must pay any Square Butte costs and expenses that have not been paid by Square Butte when due, regardless of whether or not the Company receives any power from that unit.
   Early Retirement Plan and Workforce Reduction. In late 1996 the Company reduced its workforce in electric operations by 4%. In 1995 an early retirement offer to electric utility employees resulted in a 12% reduction of the electric operations workforce, at a cost of approximately $15 million which is being amortized over 3 years. The workforce reductions are part of the Company's ongoing efforts to control costs and maintain low electric rates.
   Competition. The electric utility industry is changing at both the wholesale and retail levels. The enactment of the Energy Policy Act of 1992 resulted in an increase in the competitive forces that affect three of the four components of the electric utility industry: generation, transmission and power marketing. The fourth component, local distribution, is subject to state regulation. This legislation has resulted in a more competitive market for electricity generally and particularly in wholesale markets. Wholesale deregulation is underway, while retail deregulation of the industry is being considered at both the Federal and state level, and is affecting the way the Company strategically views the future. With electric rates among the lowest in the US and with long-term wholesale and large power retail contracts in place, Minnesota Power believes it is well positioned to address competitive pressures.
   Wholesale. During 1996 the Company completed functional unbundling of operations under the requirements of FERC's Order No. 888 Open Access Transmission Rules. Order No. 888 requires public utilities to take transmission service for their own wholesale transactions under the same terms and conditions on which transmission service is provided to third parties. The Company has filed its open access transmission tariff with the FERC, and expects to receive final FERC rate approval early in 1997. The Company has also filed its "Code of Conduct" under FERC's Order No. 889 Open Access Same Time Information System and Standards of Conduct to formalize the functional separation of generation from transmission within the organization. As a result, the transmission component of Minnesota Power's electric utility business is well organized for, and has begun to operate under, these new federal regulatory requirements.
   Minnesota Power's newly formed MPEX division currently conducts the power marketing function. FERC approval of Minnesota Power's market-based rate authority enabled MPEX to conduct a successful wholesale power and energy marketing business in 1996. During 1996, MPEX also completed compliance filings under FERC's Open Access Transmission Rules to separately state the transmission component of the Company's coordination sales agreements, and is awaiting final FERC approvals. MPEX continues to review new strategic opportunities for its wholesale marketing operations in light of the new Open Access Transmission Rules enacted by FERC and of the new power and energy markets within the Mid-Continent Area Power Pool.
   Retail. In 1995 the MPUC initiated an investigation into structural and regulatory issues in the electric utility industry. To make certain that delivery of electric service continues to be efficient following any restructuring, the MPUC adopted 15 principles to guide a deliberate and orderly approach to developing reasonable restructuring alternatives that ensure the fairness of a competitive market and protect the public interest. In January 1996 the MPUC established a competition working group in which company representatives have participated in addressing issues related to wholesale and retail competition. Minnesota Power has implemented a key account management process and anticipates continuing negotiations with its large industrial and commercial customers to explore contractual options to lower energy costs. These customers continue to aggressively seek lower energy costs and consider alternative suppliers in anticipation of deregulated retail markets.
   Legislation. In 1997 Congress and the Minnesota legislature are expected to continue to debate proposed legislation which, if enacted, would promote customer choice and a more competitive electric market. The Company is actively participating in the dialogue and debate on these issues in various forums, principally to advocate fairness and parity for all power and energy competitors in any deregulated markets that may be created by any new legislation. The Company cannot predict the timing or substance of any legislation which might ultimately be enacted. However, the Company continues taking steps to maintain its competitive position as a low-cost supplier and maintain its long-term contracts with large industrial customers. The Company is also advocating property tax reform before the Minnesota legislature in order to eliminate the taxation of personal property that results in an inequitable tax burden among current and potential competitors in local markets. Finally, SWL&P is participating in the electric restructuring investigation before the PSCW, which is advising the Wisconsin legislature on recommended restructuring in Wisconsin.
   Conservation. Minnesota requires electric utilities to spend a minimum of 1.5% of annual retail electric revenue on conservation improvement programs
(CIP) each year. An annually approved billing adjustment combined with retail base rates allow the Company to recover both costs of energy-saving programs and "lost margins" associated with power saved as a result of such programs.
   The Company's largest conservation programs are targeted at taconite and paper customers to promote their efficient use of energy. CIP also provides demand-side management grants on a competitive basis to commercial and small industrial customers, low-cost financing for energy-saving investments, and promotes energy conservation for all residential and commercial customers. SWL&P also offers electric and gas conservation programs to qualified customers as approved by the PSCW.
   Clean Air Act. While many utilities and their customers will face high costs to comply with clean-air legislation, the Company expects to meet future requirements without major spending. By burning low-sulfur fuels in units equipped with pollution control equipment, the Company's power plants already operate at or near the sulfur dioxide emission limits set for the year 2000 by the Federal Clean Air Act Amendment of 1990. To meet nitrogen oxide emission limits for 2000, the Company expects to install new burner technology and other associated equipment at a cost of $6 million.
   1996 to 1995 Comparison. Operating revenue from electric operations was higher in 1996 compared to 1995 due to a 14% increase in total kWh sales. The increase in sales is attributed primarily to the Company's marketing of energy to other power suppliers as well as extreme winter weather in 1996 compared to the milder winter in 1995. Revenue from sales of electricity was up in 1996, but provided lower margins due to the cooler summer weather in 1996 resulting in more competitive wholesale pricing. Square Butte, one of Minnesota Power's low priced sources of energy, produced 23% more energy in 1996, after being down for scheduled maintenance in 1995. Costs associated with the early retirement offering in mid-1995 are being amortized over three years. Expenses in 1996 included twelve months of amortization, while 1995 included only five months. Employee and customer related expenses were higher in 1996. The Company measures the profitability of its operations through careful budgeting and monitoring of contributions by segment to corporate earnings per share. Electric operations contributed $1.32 to earnings per share in 1996 compared to $1.36 in 1995 and 1994. The per share amount in 1996 was slightly lower due to a 3% decrease in sales to the Company's large power customers and the 4 cent dilutive effect of the increase in common stock outstanding. The decrease was partially offset by sales to other customers. The contribution from electric operations is expected to remain stable in the future as the industry continues to deregulate. Electric operations will continue to seek additional cost saving alternatives and efficiencies and expand unregulated services to maintain its contribution to earnings.
   1995 to 1994 Comparison. Like 1996, 1995 was an excellent year for electric operations. The Company set records for electric sales, revenue and generation. Operating revenue from electric operations was higher in 1995 compared to 1994, due to a 13% increase in total kWh sales, increased retail rates and collection of CIP expenditures. Warm summer weather and increased demand from large industrial customers and other power suppliers significantly increased sales over 1994.

Water Services

   Water services include Florida Water, Heater and ISI, three wholly owned subsidiaries of the Company. Florida Water provides water to 120,000 customers and wastewater treatment services to 54,000 customers in Florida. Heater provides water to 22,000 customers and wastewater treatment services to 1,000 customers in North Carolina and South Carolina. ISI provides predictive maintenance services to water utility companies and other industrial operations in North Carolina, South Carolina, Florida, Georgia, Tennessee, Virginia and Texas. ISI was acquired in 1996.
   Water and Wastewater Rates. 1995 Rate Case. Florida Water requested an $18.1 million rate increase in June 1995. On Oct. 30, 1996, the FPSC issued its final order in the Florida Water rate case. The final order established water and wastewater rates for all customers of Florida Water regulated by the FPSC. The new rates, which became effective on Sept. 20, 1996, resulted in an annualized increase in revenue of approximately $11.1 million. This increase included, and was not in addition to, the $7.9 million increase in annualized revenue granted as interim rates effective on Jan. 23, 1996. The FPSC approved a new rate structure called "capband," which replaces uniform rates. The new structure combines the concept of a "cap" on monthly bills at a certain usage level for 85 of Florida Water's facilities that are more expensive to operate, with a "banding," or grouping, of rates paid by customers served by the 56 less expensive facilities. On Nov. 1, 1996, Florida Water filed with the Florida First District Court of Appeals (Court) an appeal of the FPSC's final order seeking judicial review of issues relating to the amount of investment in utility facilities recoverable in rates from current customers. Motions for reconsideration of the FPSC's final order were subsequently filed by other parties to the rate case. Therefore, the Court has postponed Florida Water's appeal pending the FPSC's disposition of the reconsideration requests. The Company is unable to predict the outcome of this matter. Florida law provides that the new rates be implemented while the order is under appeal.
   1991 Rate Case Refund Order. Responding to a Florida Supreme Court decision addressing the issue of retroactive ratemaking with respect to another company, in March 1996 the FPSC voted to reconsider an October 1995 order (Refund Order) which would have required Florida Water to refund about $13 million, which includes interest, to customers who paid more since October 1993 under uniform rates than they would have paid under stand-alone rates. Under the Refund Order, the collection of the $13 million from customers who paid less under uniform rates would not be permitted. The Refund Order was in response to the Florida First District Court of Appeals reversal in April 1995 of the 1993 FPSC order which imposed uniform rates for most of Florida Water's service areas in Florida. With "uniform rates," all customers in the uniform rate areas pay the same rates for water and wastewater services. Uniform rates are an alternative to "stand-alone" rates which are based on the cost of serving each service area. The FPSC reconsidered the Refund Order, but upheld its decision to order refunds in August 1996. Florida Water filed an appeal of this decision with the First District Court of Appeals. A decision on the appeal is anticipated by early 1998. The Company continues to believe that it would be improper for the FPSC to order a refund to one group of customers without permitting recovery of a similar amount from the remaining customers since the First District Court of Appeals affirmed the Company's total revenue requirement for operations in Florida. No provision for refund has been recorded. The Company is unable to predict the outcome of this matter.
   Florida Jurisdictional Issues. In June 1995 the FPSC issued an order assuming jurisdiction over Florida Water facilities statewide following an investigation of all of Florida Water's facilities. Several counties in Florida appealed this FPSC decision to the First District Court of Appeals. In December 1996 the Court issued an opinion reversing the FPSC order. In December 1996 the FPSC filed a motion for clarification and for rehearing with the Court. The Court denied this motion in January 1997. The FPSC voted to require Florida Water to charge rates to customers in Hernando County based on a modified stand-alone rate structure in January 1997. The imposition of this rate structure would reduce Florida Water revenue by $1.6 million on a prospective annual basis. No order has yet been issued reflecting this vote. Florida Water is considering an appeal of such an order. In the event county regulation of water and wastewater rates prevails, the Company anticipates that the regulatory process will become significantly more complex and expensive.
   Competition. Water services provide water and wastewater utility services at regulated rates within exclusive service territories granted by regulators.
   1996 and 1995 Comparison. Operating revenue and income from water services increased 29% in 1996 compared to 1995. Rate relief and a 9% increase in sales in 1996 are primarily responsible for the increase. The addition of 17,000 customers following the December 1995 purchase of Orange Osceola offset the 15,000 customer decrease from the sale of Venice Gardens in 1994. Workforce reductions and ongoing cost controls contributed to 1996 results. The addition of ISI operations in 1996 increased revenue and expense about 6%. Approximately $1.7 million in pre-tax gains were added to 1996 results due to the sale of assets in South Carolina.
   Water services contributed 18 cents per share to earnings in 1996, compared to a 4 cent loss in 1995. The Company anticipates continued growth in earnings from this segment as Heater aggressively pursues opportunities to expand its business in North Carolina, additional competitive operations are added to complement ISI and cost controls combined with efficiency gains are continued in ongoing operations. The outcome of Florida's rate case and jurisdictional issues have the potential for affecting the profitability of this segment.
   1995 and 1994 Comparison. Operating revenue and income from water services fell 24% in 1995 compared to 1994. The decrease is attributed to 15,000 fewer customers following the sale of Venice Gardens' assets in December 1994 and lower water consumption due to high rainfall in parts of Florida and customer conservation efforts. The sale of Venice Gardens' assets contributed $19.1 million to water services' operating revenue in 1994.

Automotive Services

   Automotive services include ADESA's auction facilities, AFC, which is a finance company, and an auto transport company. ADESA is a wholly owned subsidiary of the Company and is the third largest automobile auction business in the US. Headquartered in Indianapolis, Indiana, ADESA owns and operates 24 automobile auctions in the US and Canada through which used cars and other vehicles are sold to franchised automobile dealers and licensed used car dealers. Sellers at ADESA's auctions include domestic and foreign auto manufacturers, car dealers, fleet/lease companies, banks and finance companies. AFC provides inventory financing for wholesale and retail automobile dealers who purchase vehicles from independent auctions as well as auction chains.

   The Company acquired 80% of ADESA on July 1, 1995. On Jan. 31, 1996, the Company provided additional capital in exchange for an additional 3% of ADESA. On Aug. 21, 1996, the Company acquired the remaining 17% ownership interest of ADESA from the ADESA management shareholders.
   During 1996 ADESA opened new auto auctions in Newark, New Jersey, Jacksonville, Florida and Moncton, New Brunswick, Canada. During 1996 in Texas, the third largest used car market in the US, ADESA acquired auction businesses in Houston, San Antonio and Dallas, which together with its existing Austin site are intended to firmly establish ADESA's presence in the Texas market. During 1996 ADESA also acquired auction businesses in Portage, Wisconsin and Pittsburgh, Pennsylvania. In February 1997 ADESA consolidated a small auction facility in Concord, Massachusetts with its Boston facilities.
   AFC's floorplan financing operations have expanded in 1996. Located at most ADESA auction locations, AFC has opened loan production offices at seven independently owned auto auctions. AFC expects to continue this expansion in 1997.
   Competition. Within the automobile auction industry, ADESA's competition includes independently owned auctions as well as major chains and associations with auctions within its geographic proximity. ADESA competes with other auctions for dealers, financial institutions, fleet and lease companies, and other sellers to provide automobiles for auction at consignment sales and for the supply of rental repurchase vehicles from the automobile manufacturers for auction at factory sales. The automobile manufacturers often choose between auctions across multi-state areas in distributing rental repurchase vehicles. ADESA competes for sellers of automobiles by attempting to attract a large number of dealers to purchase vehicles, which ensures competitive prices and supports the volume of vehicles auctioned, and by providing a full range of services including reconditioning services which prepare automobiles for auction, transporting automobiles to auction and the prompt handling of the paperwork necessary to complete the sales. Another factor affecting the industry, the impact of which is yet to be determined, is the entrance of the "superstore", large used car dealerships, that have emerged in densely populated markets.
   AFC is well positioned as a provider of floorplan financing services to the used vehicle industry. AFC's competition includes other specialty lenders, as well as banks and other financial institutions. AFC competes with other floorplan providers and strives to distinguish itself based upon ease of use, quality of service and price. A key component of AFC's program is on-site personnel to assist automobile dealers with their financing needs.
   Auto auction sales for the industry are predicted to rise at a rate of 6% to 8% annually. With the increased popularity of leasing and the high cost of new cars, the same cars may come to auction more than once. Automotive services expect to participate in the industry's growth through selective acquisitions and expanded services.
   1996 and 1995 Comparison. Automotive services contributed 13 cents per share to corporate earnings in 1996 compared to a breakeven performance in 1995. Severe winter weather on the east coast limited auction sales in January 1996. However, operating revenue was strong in 1996 as a result of the eight new sites and increased ancillary services. AFC expanded its dealer financing business in 1996 increasing financing income and earnings. Start-up losses associated with the new sites in New Jersey and Florida had a negative impact on profitability of this segment through 1996. For the six months ended Dec. 31, 1995, operating revenue was $61.6 million with no net income contribution. Financial results in 1995 were adversely impacted by auction cancellations due to severe weather conditions on the east coast in December 1995, as well as start-up losses associated with major construction projects. Growth in AFC's financing business and growth in the number of cars being auctioned combined with improved efficiencies and significant cost controls at existing auctions are expected to increase the contributions to earnings in 1997. Financial results for ADESA for periods prior to July 1, 1995, are not comparable due to several factors including the amortization of goodwill, the severe weather in December 1995 and January 1996, and the addition of eight auction facilities which caused ADESA to incur additional financing expenses and significant start-up costs.

Investments

   Investments include a portfolio of securities managed by Minnesota Power which provides earnings and cash flow contributions and is available for reinvestment in existing businesses and acquisitions. Investments also include a 21% equity investment in Capital Re, a financial guaranty reinsurance company, and an 80% interest in Lehigh, a Florida real estate company.
   Portfolio and Reinsurance. As of Dec. 31, 1996, the Company had approximately $155 million invested in a securities portfolio. The majority of the portfolio consists of stocks of other utility companies that have investment grade debt securities outstanding and are considered by the Company to be conservative investments. Additionally, the Company sells common stock securities short and enters into short sales of treasury futures contracts as part of an overall investment portfolio hedge strategy. The Company plans to continue to concentrate in market neutral strategies that are designed to provide stable and acceptable returns without sacrificing needed liquidity. Returns will continue to be partially dependent upon general market yields.
   Capital Re is the parent company of a group of specialty reinsurance companies. The Company's equity investment in Capital Re continues to be a major contributor to earnings. In 1996 Capital Re contributed $7.8 million to earnings compared to $8.2 million in 1995 and $7 million in 1994. The market value of the Company's $102 million investment in Capital Re was $152 million at Dec. 31, 1996.
   1996 and 1995 Comparison. The Company's securities portfolio performed well in 1996. The securities portfolio and investment in Capital Re contributed 80 cents to earnings per share compared to 88 cents in 1995. Portfolio and reinsurance earned an after-tax return of 8.8% in 1996 and 9.2% in 1995.
   1995 and 1994 Comparison. In 1995 the performance of the securities portfolio improved significantly over 1994. Earnings per share from the portfolio and reinsurance were 88 cents per share compared to 47 cents in 1994. The write-off of a $10.1 million securities investment lowered earnings in 1994. Portfolio and reinsurance earned an after-tax return of 9.2% in 1995 and 3.8% in 1994.
   Real Estate Operations. The Company owns 80% of Lehigh, a real estate company which owns various real estate properties in Florida. Lehigh currently owns 4,000 acres of land and approximately 8,000 home sites near Fort Myers, Florida, 1,250 home sites in Citrus County, Florida, and 3,000 home sites and 13,000 acres of commercial land at Palm Coast, Florida. The Palm Coast properties and $18 million receivable portfolio were purchased in April 1996. The real estate strategy is to acquire large residential community properties at low cost, add value, and sell them at going market prices.
   Tax Benefits. The Company, through Lehigh, a 67% owned subsidiary at the time, acquired the stock of Lehigh Corporation in a bargain purchase in 1991. Lehigh then began execution of a business strategy pursuant to which the majority of the acquired real estate assets would be disposed of over a five year period. An additional interest in Lehigh was purchased in 1993 bringing the Company's ownership interest to 80%. The structure of the transactions involved the acquisition of stock so the tax bases of the underlying acquired assets were carried over for income tax purposes. The carried-over tax bases exceeded the book bases assigned in purchase accounting. The Internal Revenue Code (IRC) limits the use of tax losses resulting from the higher tax basis over the fair market value of the underlying assets for a period of five years. The 1993 increase in ownership by the Company to 80%, which resulted in the inclusion of Lehigh and Lehigh Corporation in the Company's consolidated tax return, started another five year limitation period.
   SFAS 109 was adopted on a prospective basis effective Jan. 1, 1993. Upon adoption, a valuation reserve was established for the entire amount of the tax benefits attributable to the bases differences and alternative minimum tax credits because, in management's judgment, realization of the tax benefits was not "more likely than not." This judgment was based on the unlikelihood of realizing the tax benefits due to the IRC restrictions, in light of management's existing five year property disposal plan. This situation continued through 1994.
   In 1995 Lehigh implemented a business strategy which called for Lehigh to dispose of its remaining real estate assets with a specific view towards maximizing realization of the tax benefits. The new strategy was adopted after the Board of Directors of Lehigh, including the minority shareholders, were convinced of the cash flow benefit to Lehigh of deferring the liquidation of the remaining real estate assets. Accordingly, in 1995 the valuation reserve was reduced by $18.4 million based on a detailed analysis of the projected future taxable income based on the new business strategy.
   In 1996 the remaining $8.2 million valuation reserve was reversed based on the projected positive impact the acquisition of $34 million of real estate assets at Palm Coast would have on Lehigh's taxable income. The Palm Coast assets were not considered in the 1995 revised strategy.
   1996 and 1995 Comparison. Revenue in 1996 includes increased sales from the Palm Coast properties and $3.7 million from the sale of Lehigh's joint venture in a resort and golf course. Lehigh also recognized $8.2 and $18.4 million of tax benefits in 1996 and 1995, respectively. The Company's portion of the tax benefits reflected as net income was $6.6 million in 1996 and $14.7 million in 1995. Real estate operations added 50 cents to earnings per share in 1996 compared to 58 cents in 1995, of which tax benefits were 22 cents and 52 cents in 1996 and 1995, respectively.
   1995 and 1994 Comparison. Income from real estate operations was higher in 1995 than 1994 primarily due to the recognition of $18.4 million of tax benefits. This tax benefit was partially offset by fewer commercial land sales and less interest income from Lehigh's maturing accounts receivable portfolio.

Liquidity and Capital Resources

   As detailed in the consolidated statement of cash flows, cash flows from operating activities were affected by a number of factors representative of normal operations. Automotive services are included since the July 1, 1995, acquisition of ADESA.
   Working capital, if and when needed, generally is provided by the sale of commercial paper. In addition, securities investments can be liquidated to provide funds for reinvestment in existing businesses or acquisition of new businesses, and approximately 5.4 million original issue shares of common stock are available for issuance through the DRIP. Minnesota Power's $77 million bank lines of credit provide liquidity for the Company's commercial paper program. The amount and timing of future sales of the Company's securities will depend upon market conditions and the specific needs of the Company. The Company may from time to time sell securities to meet capital requirements, to provide for the retirement or early redemption of issues of long-term debt and/or preferred stock, to reduce short-term debt and for other corporate purposes.
   A substantial amount of ADESA's working capital is generated internally from payments made by vehicle purchasers. However, ADESA utilizes borrowings from the Company to meet short-term working capital requirements arising from the timing of payment obligations to vehicle sellers and the availability of funds from vehicle purchasers. During the sales process, ADESA does not typically take title to vehicles.
   AFC also offers short-term on-site financing for dealers to purchase automobiles at auctions in exchange for a security interest in those automobiles. The financing is provided through the earlier of the date the dealer sells the automobile or a general borrowing term of 30 - 60 days. As a result, AFC also uses borrowings from the Company to meet its operational requirements. During 1996 AFC increased the financing program for dealers and in December sold a $50 million participation in its finance receivables to a third party purchaser. Under the terms of the five year agreement, the purchaser agrees to make reinvestments up to $100 million to the extent that such reinvestments are supported by eligible receivables. On Dec. 31, 1996, AFC received $50 million from the sale of receivables and used the proceeds to repay borrowings from the Company.
   In January 1996 Florida Water issued $35.1 million of 6.5% Industrial Development Refunding Revenue Bonds Series 1996 due Oct. 1, 2025. The proceeds were used to refund existing industrial development revenue bonds totaling $33.8 million. Also in January 1996 the Company provided additional capital to ADESA in exchange for an additional 3% of ADESA. In August 1996 the Company acquired the remaining 17% ownership interest of ADESA from the ADESA management shareholders. Funds from the issuance of commercial paper were used to acquire the remaining 17% of ADESA.
   MP&L Capital I (Trust) was established as a wholly owned business trust of the Company for the purpose of issuing common and preferred securities. In March 1996 the Trust publicly issued three million 8.05% Cumulative Quarterly Income Preferred Securities (QUIPS), representing preferred beneficial interests in the assets held by the Trust, indirectly resulting in net proceeds to the Company of $72.3 million. The net proceeds to the Company were used to retire approximately $56 million of commercial paper and approximately $17 million were used to redeem all of the outstanding shares of the Company's Serial Preferred Stock, $7.36 Series, in May 1996.
   In May 1996 ADESA issued $90 million of 7.70% Senior Notes, Series A, Due 2006 in a Rule 144A offering. Proceeds were used by ADESA to repay existing indebtedness, including borrowings under ADESA's revolving bank credit agreement, floating rate option notes and certain borrowings from Minnesota Power.
   In June 1996 Lehigh obtained a $20 million adjustable rate revolving line of credit due in 2003. The proceeds were used to partially finance the acquisition of real estate near Palm Coast, Florida. In June 1996 the Company's registration with the Securities and Exchange Commission became effective with respect to 5 million additional shares of common stock for offer and sale pursuant to the DRIP. Previously available to registered holders and electric utility customers, the DRIP has been amended, effective July 2, 1996, to, among other things, allow any interested investor to enroll in the plan with an initial investment of $250.
   In September 1996 Minnesota Power exchanged 473,006 shares of common stock for all the outstanding shares of common stock of Alamo Auto Auction, Inc. and Alamo Auto Auction Houston, Inc. The common stock was issued by the Company and delivered to the sellers in a private placement transaction that has been accounted for as a pooling of interests.
   In January 1997 the Company filed a shelf registration to issue up to $80 million in principal amount of Minnesota Power First Mortgage Bonds. On Feb. 20, 1997, the Company sold $60 million of First Mortgage Bonds, 7% Series due Feb. 15, 2007, for net proceeds to the Company of $59.4 million. The net proceeds along with internally generated funds were used for the retirement of $60 million in principal amount of the Company's First Mortgage Bonds, 7 3/8% Series due March 1, 1997.

   Minnesota Power's electric utility first mortgage bonds and secured pollution control bonds are currently rated the following investment grades: Baa1 by Moody's Investor Services and BBB+ by Standard and Poor's. The disclosure of these security ratings is not a recommendation to buy, sell or hold the Company's securities.
   In 1996 the Company paid out 90% of its per-share earnings in dividends. Over the longer term, Minnesota Power's goal is to reduce dividend payout to 75% to 80% of earnings. This is expected to be accomplished by increasing earnings rather than reducing dividends.
   Capital Requirements. Consolidated capital expenditures in 1996 totaled $101 million. These expenditures included $38 million for electric operations, $22 million for water services and $41 million for automobile auction site relocation and development. Internally generated funds and long-term bank financing were used to fund these capital expenditures.
   Capital expenditures are expected to be $61 million in 1997 and total about $260 million for 1998 through 2001. The 1997 amount includes $33 million for electric system component replacement and upgrades, $21 million to meet environmental standards, expand water and wastewater treatment facilities to accommodate customer growth, and for water conservation initiatives, and $7 million for on-going improvements at existing automobile auction sites. The Company expects to use internally generated funds and original issue equity securities to fund these capital expenditures.
   New Accounting Standard. In June 1996 the FASB issued SFAS 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," effective for fiscal years beginning after Dec. 31, 1996. SFAS 125 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities. The standards are based on consistent application of a financial components approach that focuses on control. The adoption of SFAS 125 is expected to be immaterial to the Company's financial position and results of operations.
   Safe Harbor Statement. In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 (Reform Act), the Company is hereby filing cautionary statements identifying important factors that could cause the Company's actual results to differ materially from those projected in forward-looking statements (as such term is defined in the Reform Act) made by or on behalf of the Company in this Annual Report, in presentations, in response to questions or otherwise. Any statements that express, or involve discussions as to expectations, beliefs, plans, objectives, assumptions or future events or performance (often, but not always, through the use of words or phrases such as "anticipates", "estimates", "expects", "intends", "plans", "predicts", "projects", "will likely result", "will continue", and similar expressions) are not statements of historical facts and may be forward-looking.
   Forward-looking statements involve estimates, assumptions, and uncertainties and are qualified in their entirety by reference to, and are accompanied by, the following important factors, which are difficult to predict, contain uncertainties, are beyond the control of the Company and may cause actual results to differ materially from those contained in forward-looking statements:
(i) prevailing governmental policies and regulatory actions, including those of the FERC, the MPUC, the FPSC, the NCUC, the SCPSC and the PSCW, with respect to allowed rates of return, industry and rate structure, acquisition and disposal of assets and facilities, operation, and construction of plant facilities, recovery of purchased power, and present or prospective wholesale and retail competition (including but not limited to retail wheeling and transmission costs); (ii) economic and geographic factors including political and economic risks; (iii) changes in and compliance with environmental and safety laws and policies; (iv) weather conditions; (v) population growth rates and demographic patterns; (vi) competition for retail and wholesale customers; (vii) pricing and transportation of commodities; (viii) market demand, including structural market changes; (ix) changes in tax rates or policies or in rates of inflation; (x) changes in project costs; (xi) unanticipated changes in operating expenses and capital expenditures; (xii) capital market conditions; (xiii) competition for new energy development opportunities; and (xiv) legal and administrative proceedings (whether civil or criminal) and settlements that influence the business and profitability of the Company.
   Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time and it is not possible for management to predict all of such factors, nor can it assess the impact of each such factor on the business or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement.

Reports
Independent Accountants                                                 [LOGO]


To the Shareholders and Board of Directors of Minnesota Power

   In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of income, of retained earnings and of cash flows present fairly, in all material respects, the financial position of Minnesota Power and its subsidiaries at December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.
Price Waterhouse LLP
Price Waterhouse LLP

Minneapolis, Minnesota
January 27, 1997


Management

   The consolidated financial statements and other financial information were prepared by management, which is responsible for their integrity and objectivity. The financial statements have been prepared in conformity with generally accepted accounting principles and necessarily include some amounts that are based on informed judgments and best estimates and assumptions of management.
   To meet its responsibilities with respect to financial information, management maintains and enforces a system of internal accounting controls designed to provide assurance, on a cost effective basis, that transactions are carried out in accordance with management's authorizations and that assets are safeguarded against loss from unauthorized use or disposition. The system includes an organizational structure which provides an appropriate segregation of responsibilities, careful selection and training of personnel, written policies and procedures, and periodic reviews by the internal audit department. In addition, the Company has a personnel policy which requires all employees to maintain a high standard of ethical conduct. Management believes the system is effective and provides reasonable assurance that all transactions are properly recorded and have been executed in accordance with management's authorization. Management modifies and improves its system of internal accounting controls in response to changes in business conditions. The Company's internal audit staff is charged with the responsibility for determining compliance with Company procedures.
   Three directors of the Company, not members of management, serve as the Audit Committee. The Board of Directors, through its Audit Committee, oversees management's responsibilities for financial reporting. The Audit Committee meets regularly with management, the internal auditors and the independent accountants to discuss auditing and financial matters and to assure that each is carrying out its responsibilities. The internal auditors and the independent accountants have full and free access to the Audit Committee without management present.
   Price Waterhouse LLP, independent accountants, are engaged to express an opinion on the financial statements. Their audit is conducted in accordance with generally accepted auditing standards and includes a review of internal controls and tests transactions to the extent necessary to allow them to report on the fairness of the operating results and financial condition of the Company.

Edwin L. Russell

Edwin L. Russell
Chairman, President and Chief Executive Officer

David G. Gartzke

David G. Gartzke
Chief Financial Officer

Consolidated Financial Statements

Minnesota Power Consolidated Balance Sheet
December 31                                                                            1996                         1995
---------------------------------------------------------------------------------------------------------------------------
                                                                                                 In thousands
Plant and Other Assets
     Electric operations                                                            $  796,055                   $  800,477
     Water services                                                                    323,869                      323,182
     Automotive services                                                               167,274                      123,632
     Investments                                                                       236,509                      201,360
                                                                                    ----------                   ----------
         Total plant and other assets                                                1,523,707                    1,448,651
                                                                                    ----------                   ----------
Current Assets
     Cash and cash equivalents                                                          40,095                       31,577
     Trading securities                                                                 86,819                       40,007
     Trade accounts receivable (less reserve of $6,568 and $3,325)                     144,060                      128,072
     Notes and other accounts receivable                                                20,719                       12,220
     Fuel, material and supplies                                                        23,221                       26,383
     Prepayments and other                                                              17,195                       13,706
                                                                                    ----------                   ----------
         Total current assets                                                          332,109                      251,965
                                                                                    ----------                   ----------
Deferred Charges
     Regulatory                                                                         83,496                       88,631
     Other                                                                              27,086                       25,037
                                                                                    ----------                   ----------
         Total deferred charges                                                        110,582                      113,668
                                                                                    ----------                   ----------
Intangible Assets
     Goodwill                                                                          166,986                      120,245
     Other                                                                              12,665                       13,096
                                                                                    ----------                   ----------
         Total intangible assets                                                       179,651                      133,341
                                                                                    ----------                   ----------
Total Assets                                                                        $2,146,049                   $1,947,625
---------------------------------------------------------------------------------------------------------------------------
Capitalization and Liabilities
Capitalization
     Common stock, without par value, 65,000,000 shares authorized;
       32,758,310 and 31,467,650 shares outstanding                                 $  394,187                   $  377,684
     Unearned ESOP shares                                                              (69,124)                     (72,882)
     Net unrealized gain on securities investments                                       2,752                        3,206
     Cumulative translation adjustment                                                      73                         (177)
     Retained earnings                                                                 282,960                      276,241
                                                                                    ----------                   ----------
         Total common stock equity                                                     610,848                      584,072
     Cumulative preferred stock                                                         11,492                       28,547
     Redeemable serial preferred stock                                                  20,000                       20,000
     Company obligated mandatorily redeemable preferred securities of subsidiary MP&L Capital I which holds solely Company
        Junior Subordinated Debentures                                                  75,000                            -
     Long-term debt                                                                    694,423                      639,548
                                                                                    ----------                   ----------
         Total capitalization                                                        1,411,763                    1,272,167
                                                                                    ----------                   ----------
Current Liabilities
     Accounts payable                                                                   72,787                       68,083
     Accrued taxes                                                                      48,813                       40,999
     Accrued interest and dividends                                                     14,851                       14,471
     Notes payable                                                                     155,726                       96,218
     Long-term debt due within one year                                                  7,208                        9,743
     Other                                                                              37,598                       27,292
                                                                                    ----------                   ----------
         Total current liabilities                                                     336,983                      256,806
                                                                                    ----------                   ----------
Deferred Credits
     Accumulated deferred income taxes                                                 148,931                      164,737
     Contributions in aid of construction                                               98,378                       98,167
     Regulatory                                                                         64,394                       57,950
     Other                                                                              85,600                       97,798
                                                                                    ----------                   ----------
         Total deferred credits                                                        397,303                      418,652
                                                                                    ----------                   ----------
Commitments and Contingencies
                                                                                    ----------                   ----------
Total Capitalization and Liabilities                                                $2,146,049                   $1,947,625
---------------------------------------------------------------------------------------------------------------------------
                                                          The accompanying notes are an integral part of these statements.

Minnesota Power Consolidated Statement of Income
For the Year Ended December 31                                       1996                   1995                     1994
---------------------------------------------------------------------------------------------------------------------------
                                                                            In thousands except per share amounts
Operating Revenue and Income
    Electric operations                                            $529,190                $503,457                $458,356
    Water services                                                   85,230                  66,154                  87,465
    Automotive services                                             183,941                  61,560                       -
    Investments                                                      48,567                  41,746                  36,348
                                                                   --------                --------                --------
        Total operating revenue and income                          846,928                 672,917                 582,169
                                                                   --------                --------                --------

Operating Expenses
    Fuel and purchased power                                        190,928                 176,960                 157,687
    Operations                                                      354,210                 286,204                 232,280
    Administrative and general                                      157,896                 102,896                  68,302
    Interest expense                                                 62,115                  48,041                  46,750
                                                                   --------                --------                --------
        Total operating expenses                                    765,149                 614,101                 505,019
                                                                   --------                --------                --------

Income from Equity Investments                                       11,810                   4,196                   2,972
                                                                   --------                --------                --------

Operating Income from Continuing Operations                          93,589                  63,012                  80,122

Distributions on Redeemable
  Preferred Securities of Subsidiary                                  4,729                       -                       -

Income Tax Expense                                                   19,639                   1,155                  20,657
                                                                   --------                --------                --------

Income from Continuing Operations                                    69,221                  61,857                  59,465

Income from Discontinued Operations                                       -                   2,848                   1,868
                                                                   --------                --------                --------

Net Income                                                           69,221                  64,705                  61,333

Dividends on Preferred Stock                                          2,408                   3,200                   3,200
                                                                   --------                --------                --------

Earnings Available for Common Stock                                $ 66,813                $ 61,505                $ 58,133
                                                                   --------                --------                --------

Average Shares of Common Stock                                       29,309                  28,483                  28,239

Earnings Per Share of Common Stock
    Continuing operations                                             $2.28                   $2.06                   $1.99
    Discontinued operations                                               -                     .10                     .07
                                                                   --------                --------                --------
        Total                                                         $2.28                   $2.16                   $2.06
                                                                   --------                --------                --------

Dividends Per Share of Common Stock                                   $2.04                   $2.04                   $2.02
---------------------------------------------------------------------------------------------------------------------------

Consolidated Statement of Retained Earnings
For the Year Ended December 31                                       1996                   1995                     1994
---------------------------------------------------------------------------------------------------------------------------
                                                                                        In thousands
Balance at Beginning of Year                                       $276,241                $272,646                $271,177
    Net income                                                       69,221                  64,705                  61,333
    Redemption of preferred stock                                      (513)                      -                       -
                                                                   --------                --------                --------
        Total                                                       344,949                 337,351                 332,510
                                                                   --------                --------                --------

Dividends Declared
    Preferred stock                                                   2,408                   3,200                   3,200
    Common stock                                                     59,581                  57,910                  56,664
                                                                   --------                --------                --------
        Total                                                        61,989                  61,110                  59,864
                                                                   --------                --------                --------

Balance at End of Year                                             $282,960                $276,241                $272,646
---------------------------------------------------------------------------------------------------------------------------
                                                          The accompanying notes are an integral part of these statements.

                                                                   -15-

Minnesota Power Consolidated Statement of Cash Flows
For the Year Ended December 31                                       1996                  1995                  1994
---------------------------------------------------------------------------------------------------------------------------
                                                                                       In thousands
Operating Activities
    Net income                                                    $ 69,221              $ 64,705              $ 61,333
    Income from equity investments --
      net of dividends received                                    (10,993)              (10,751)               (4,201)
    Depreciation and amortization                                   65,092                59,554                50,236
    Deferred income taxes                                           (9,770)              (26,082)                6,201
    Deferred investment tax credits                                 (1,986)                 (865)               (2,478)
    Pre-tax (gain) loss on sale of plant                            (1,632)                1,786               (19,147)
    Changes in operating assets and liabilities
      net of the effects of discontinued operations
      and subsidiary acquisitions
        Trading securities                                         (46,812)               34,039                24,198
        Notes and accounts receivable                              (17,502)              (12,989)              (14,061)
        Fuel, material and supplies                                  3,221                (3,164)               (5,641)
        Accounts payable                                            (2,854)               (9,794)                1,112
        Other current assets and liabilities                        14,871                15,890                 4,935
    Other -- net                                                    16,170                   874                 9,777
                                                                  --------              --------              --------
        Cash from operating activities                              77,026               113,203               112,264
                                                                  --------              --------              --------
Investing Activities
    Proceeds from sale of investments in securities                 43,129               103,189                59,339
    Proceeds from sale of discontinued operations --
      net of cash sold                                                   -               107,606                     -
    Proceeds from sale of plant                                      8,837                     -                37,361
    Additions to investments                                       (76,680)              (50,343)              (90,073)
    Additions to plant                                             (94,147)             (117,749)              (80,161)
    Acquisition of subsidiaries -- net of cash acquired            (66,902)             (129,531)                    -
    Changes to other assets -- net                                    (971)               (1,019)              (14,045)
                                                                  --------              --------              --------
        Cash for investing activities                             (186,734)              (87,847)              (87,579)
                                                                  --------              --------              --------
Financing Activities
    Issuance of long-term debt                                     205,537                28,070                21,982
    Issuance of Company obligated mandatorily redeemable
      preferred securities of subsidiary MP&L Capital I -- net      72,270                     -                     -
    Issuance of common stock                                        18,973                 6,438                 1,033
    Changes in notes payable -- net                                 56,281                16,726                33,623
    Reductions of long-term debt                                  (155,278)              (10,904)              (26,132)
    Redemption of preferred stock                                  (17,568)                    -                     -
    Dividends on preferred and common stock                        (61,989)              (61,110)              (59,864)
                                                                  --------              --------              --------
        Cash from (for) financing activities                       118,226               (20,780)              (29,358)
                                                                  --------              --------              --------

Change in Cash and Cash Equivalents                                  8,518                 4,576                (4,673)
Cash and Cash Equivalents at Beginning of Period                    31,577                27,001                31,674
                                                                  --------              --------              --------
Cash and Cash Equivalents at End of Period                        $ 40,095              $ 31,577              $ 27,001
                                                                  --------              --------              --------

Supplemental Cash Flow Information
    Cash paid during the period for
        Interest (net of capitalized)                             $ 54,434              $ 48,913              $ 48,385
        Income taxes                                              $ 25,531              $ 25,018              $ 20,584
---------------------------------------------------------------------------------------------------------------------------
                                                           The accompanying notes are an integral part of these statements.

Notes to Consolidated Financial Statements

1 Business Segments
Thousands

                                                                                              Investments
                                                                                         -----------------------        Corporate
                                                   Electric      Water     Automotive    Portfolio &       Real         Charges
For the Year Ended December 31      Consolidated  Operations    Services    Services<F1> Reinsurance      Estate        & Other
--------------------------------------------------------------------------------------------------------------------------------
1996
Operating revenue and income        $  846,928      $529,190   $ 85,230     $183,941     $ 20,674        $29,166      $  (1,273)
Operation and other expense            637,942       400,868     53,571      152,840        2,738         17,056<F2>     10,869
Depreciation and amortization
 expense                                65,092        42,184     10,979       11,753            -            176              -
Interest expense                        62,115        22,501     12,534       11,667            2          1,180         14,231
Income from equity investments          11,810             -          -            -       11,810              -              -
                                    ----------      --------   --------     --------     --------        -------      ---------
Operating income (loss)                 93,589        63,637      8,146        7,681       29,744         10,754        (26,373)
Distributions on redeemable
  preferred securities
  of subsidiary                          4,729         1,332          -            -           -               -          3,397
Income tax expense (benefit)            19,639        22,888      2,761        4,029        6,426         (4,038)<F3>   (12,427)
                                    ----------      --------   --------     --------     --------        -------      ---------
Net income                          $   69,221      $ 39,417   $  5,385     $  3,652     $ 23,318        $14,792      $ (17,343)
                                    ----------      --------   --------     --------     --------        -------      ---------
Total assets                        $2,146,049      $995,801   $346,989     $456,862     $256,356        $88,261      $   1,780
Accumulated depreciation            $  653,816      $533,554   $113,786     $  6,476            -              -              -
Accumulated amortization            $    8,551             -          -     $  7,536            -        $ 1,015              -
Construction work in progress       $   22,652      $  3,959   $  7,114     $ 11,579            -              -              -
-------------------------------------------------------------------------------------------------------------------------------
1995
Operating revenue and income        $  672,917      $503,457   $ 66,154     $ 61,560     $ 24,198         19,558      $  (2,010)
Operation and other expense            508,753       373,647     46,021       55,314        3,217         20,242<F4>     10,312
Depreciation and amortization
 expense                                57,307        40,294     12,369        4,367            -            277              -
Interest expense                        48,041        22,397     10,110          675            9             26         14,824
Income (loss) from equity
 investments                             4,196             -          -            -        9,811              -         (5,615)<F5>
                                    ----------      --------   --------     --------     --------        -------      ---------
Operating income (loss) from
    continuing operations               63,012        67,119     (2,346)       1,204       30,783           (987)       (32,761)
Income tax expense (benefit)             1,155        26,135     (1,278)       1,242        5,810        (17,435)<F6>   (13,319)
                                    ----------      --------   --------     --------     --------        -------      ---------
Income (loss) from continuing
 operations                             61,857      $ 40,984   $ (1,068)    $    (38)    $ 24,973        $16,448      $ (19,442)
                                                    --------   --------     --------     --------        -------      ---------
Income from discontinued
 operations                              2,848
                                    ----------
Net income                          $   64,705
                                    ----------
Total assets                        $1,947,625      $992,635   $337,693     $355,843     $209,556        $51,416      $     482
Accumulated depreciation            $  619,343      $508,566   $108,787     $  1,990            -              -              -
Accumulated amortization            $    3,036             -          -     $  2,311            -        $   725              -
Construction work in progress       $   56,019      $  5,676   $ 12,024     $ 38,319            -              -              -
-------------------------------------------------------------------------------------------------------------------------------
1994
Operating revenue and income        $  582,169      $458,356   $ 87,465<F7>        -       $  6,537<F8>  $31,653<F9>  $  (1,842)
Operation and other expense            412,493       335,196     45,435            -          3,516       20,510<F10>     7,836
Depreciation and amortization
 expense                                45,776        36,963      8,534            -              -          276              3
Interest expense                        46,750        20,741     11,423            -              5           12         14,569
Income (loss) from equity
 investments                             2,972             -          -            -          8,138            -         (5,166)
                                    ----------      --------   --------     --------       --------      -------        -------
Operating income (loss) from
    continuing operations               80,122        65,456     22,073            -         11,154       10,855        (29,416)
Income tax expense (benefit)            20,657        24,839      8,386            -         (2,054)         691        (11,205)
                                    ----------      --------   --------     --------       --------      -------      ---------
Income (loss) from continuing
 operations                         $   59,465      $ 40,617   $ 13,687            -       $ 13,208      $10,164      $ (18,211)
                                                    --------   --------     --------       --------      -------      ---------
Income from discontinued
 operations                              1,868
                                    ----------
Net income                          $   61,333
                                    ----------
Total assets                        $1,807,798<F11> $990,040   $313,709             -      $289,025      $36,434      $   3,457
Accumulated depreciation            $  582,075<F12> $492,674   $ 84,715             -      $      5            -              -
Accumulated amortization            $      435             -          -             -             -      $   435              -
Construction work in progress       $   27,619      $ 21,865   $  5,754             -             -            -              -
-------------------------------------------------------------------------------------------------------------------------------

<F1> Purchased July 1, 1995.
<F2> Includes $3.7 million of minority interest.
<F3> Includes $8.2 million of tax benefits. (See Note 14.)
<F4> Includes $4.1 million of minority interest.
<F5> Includes a $6.4 million pre-tax provision from exiting the equipment manufacturing business.
<F6> Includes $18.4 million of tax benefits. (See Note 14.)
<F7> Includes a $19.1 million pre-tax gain from the sale of
     certain water plant assets.
<F8> Includes a $10.1 million pre-tax loss from the write-off of an investment.
<F9> Includes $3.6 million of income related to escrow funds.
<F10>Includes $2.5 million of minority interest.
<F11>Includes $175.1 million related to operations discontinued
     in 1995.
<F12>Includes $4.7 million related to operations discontinued
     in 1995.

2  Operations and Significant Accounting Policies

   Financial Statement Preparation. Minnesota Power prepares its financial statements in conformity with generally accepted accounting principles. These principles require management to make informed judgments and best estimates and assumptions that (1) affect the reported amounts of assets and liabilities, (2) disclose contingent assets and liabilities at the date of the financial statements, and (3) report amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.
   Principles of Consolidation. The consolidated financial statements include the accounts of the Company and all of its majority owned subsidiary companies. All material intercompany balances and transactions have been eliminated in consolidation. Information for prior periods has been reclassified to present comparable information for all periods.
   Nature of Operations and Revenue Recognition. Minnesota Power is a diversified utility that has operations in four principal business segments.
   Electric Operations. Electric service is provided to 135,000 customers in northern Minnesota and northwestern Wisconsin. Large power customers, which include Minnesota's taconite producers, paper and wood products manufacturers and two pipeline companies, purchase under contracts, which extend from October 1999 through December 2007, about half of the electricity the Company sells. BNI Coal, a wholly owned subsidiary, mines and sells lignite coal to two North Dakota mine-mouth generating units, one of which is Square Butte. Square Butte supplies Minnesota Power with 71% of its output under a long-term contract. (See
Note 17.)
   Electric rates are under the jurisdiction of various state and federal regulatory authorities. Billings are rendered on a cycle basis. Revenue is accrued for service provided but not yet billed. Electric rates include adjustment clauses which bill or credit customers for fuel and purchased energy costs above or below the base levels in rate schedules and bill retail customers for the recovery of CIP expenditures not collected in base rates.
   During 1996, 1995 and 1994, revenue derived from one major customer was $57.1, $60.4 and $60.2 million, respectively. Revenue derived from another major customer was $41.2, $44.9 and $45.3 million, respectively.
   Water Services. Florida Water, formerly Southern States Utilities, Inc., a wholly owned subsidiary, is the largest investor owned supplier of water and wastewater utility services in Florida. Heater, another wholly owned subsidiary, provides water and wastewater services in North Carolina and South Carolina. ISI, a wholly owned subsidiary, provides predictive maintenance services to water utility companies and other industrial operations in North Carolina, South Carolina, Florida, Georgia, Tennessee, Virginia and Texas. In total, 142,000 water and 56,000 wastewater treatment customers are served. Water and wastewater rates are under the jurisdiction of various state and county regulatory authorities. Billings are rendered on a cycle basis. Revenue is accrued for water sold but not billed.
   Automotive Services. ADESA, a wholly owned subsidiary, owns and operates 24 automobile auctions in the US and Canada. ADESA acts as an agent in the sales process, receiving fees from both buyers and sellers of automobiles. During the sales process, ADESA does not generally take title to vehicles. ADESA also provides a wide range of related services such as auto reconditioning, title processing and vehicle transport. Floorplan financing is provided by AFC. Revenue is recognized when services are performed.
   Investments. The Company's securities portfolio provides funds for reinvestment and business acquisitions. The Company has a 21% ownership in Capital Re, a financial guaranty reinsurance company, accounted for using the equity method, and an 80% ownership in Lehigh, a Florida real estate business. Real estate revenue is recognized on the accrual basis.
   Income Taxes. The Company accounts for income taxes under SFAS 109, "Accounting for Income Taxes." SFAS 109 is an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of other assets and liabilities.
   Plant Depreciation. Plant is recorded at original cost. The cost of additions to plant and replacement of retirement units of property are capitalized. Maintenance costs and replacements of minor items of property are charged to expense as incurred. Costs of depreciable units of plant retired are eliminated from the plant accounts. Such costs plus removal expenses less salvage are charged to accumulated depreciation for utility plant. Plant stated on the balance sheet includes construction work in progress and is net of accumulated depreciation. Various pollution abatement facilities are leased from municipalities which have issued pollution control revenue bonds to finance the cost of the facilities. The cost of the facilities and the related debt obligation, which is guaranteed by the Company, has been recorded as electric plant and long-term debt, respectively.
   Depreciation of utility plant is computed using rates based on estimated useful lives of the various classes of property. Provisions for depreciation of the average original cost of depreciable property approximated 3.2% in 1996, 3.3% in 1995 and 3% in 1994. Contributions in aid of construction (CIAC) relate to water and wastewater plant contributed to the Company by developers and cash from customers. CIAC is amortized on a straight-line basis over the estimated life of the asset to which it relates when placed in service. Amortization of CIAC reduces depreciation expense.
   Fuel, Material and Supplies. Fuel, material and supplies are stated at the lower of cost or market. Cost is determined by the average cost method.
   Goodwill. Goodwill represents the excess of cost over net assets of businesses acquired and is amortized on a straight-line basis over forty years. The Company continually evaluates whether events or circumstances have occurred indicating that the remaining estimated useful life of goodwill may not be appropriate. When factors indicate that goodwill should be evaluated for possible impairment, the Company uses an estimate of the acquired business' undiscounted future cash flows compared to the carrying value of goodwill to determine if a write-off is necessary.

   Deferred Regulatory Charges and Credits. The Company's utility operations are subject to the provisions of SFAS 71, "Accounting for the Effects of Certain Types of Regulation." The Company capitalizes as deferred regulatory charges incurred costs which are probable of recovery in future utility rates. Deferred regulatory credits represent amounts expected to be credited to customers in rates. (See Note 4.)
   Unamortized Expense, Discount and Premium on Debt. Expense, discount and premium on debt are deferred and amortized over the lives of the related issues.
   Cash and Cash Equivalents. The Company considers all investments purchased with maturities of three months or less to be cash equivalents.
   Foreign Currency Translation. Results of operations for ADESA's foreign subsidiaries are translated into US dollars using the average exchange rates during the period. Assets and liabilities are translated into US dollars using the exchange rate at the balance sheet date, except for intangibles and fixed assets, which are translated at historical rates. Resulting translation adjustments are recorded as cumulative translation adjustment under the heading Capitalization on the Company's consolidated balance sheet.


3  Acquisitions and Divestitures

   Acquisition of Palm Coast. In April 1996 Palm Coast Holdings, Inc., a wholly owned subsidiary of Lehigh Acquisition Corporation, acquired real estate assets (Palm Coast) from ITT Community Development Corp. and other affiliates of ITT Industries, Inc. (ITT) for $34 million. These assets include developed residential lots, a real estate contract receivables portfolio and approximately 13,000 acres of commercial and other land. Palm Coast is a planned community located between St. Augustine and Daytona Beach, Florida.
   ITT's wholly owned subsidiary, Palm Coast Utility Corporation (PCUC), has granted an option to the Company to acquire PCUC's water and wastewater utility assets in Palm Coast. PCUC provides services to approximately 12,000 customers in Flagler County, Florida. If the option is exercised, closing of the transaction will be subject to various regulatory approvals.
   Acquisition of ISI. In April 1996 MP Water Resources acquired all the outstanding common stock of Instrumentation Services, Inc., a predictive maintenance service business, in exchange for 96,526 shares of Minnesota Power common stock. The acquisition was accounted for as a pooling of interest. Prior period financial results for 1996 have not been restated due to immateriality.
   Acquisition of Orange Osceola. In December 1995 Florida Water acquired the operating assets of Orange Osceola Utilities for approximately $13 million. The acquisition added over 17,000 water customers.
   Sale of Water Plant Assets. In March 1996 Heater of Seabrook, Inc., a wholly owned subsidiary of Heater, sold all of its water and wastewater utility assets to the Town of Seabrook Island, South Carolina for $5.9 million. This sale was negotiated in anticipation of an eminent domain action by the Town of Seabrook Island, South Carolina. In December 1996 Heater sold its Columbia, South Carolina area water systems to South Carolina Water and Sewer, L.L.C. Water services on the Company's consolidated statement of income includes pre-tax gains of $1.7 million from these sales.
   In December 1994 Florida Water sold all of the assets of its Venice Gardens water and wastewater utilities to Sarasota County in Florida (the County) for $37.6 million. The sale increased 1994 net income by $11.8 million and contributed 42 cents to 1994 earnings per share. Water services on the Company's consolidated statement of income includes a pre-tax gain of $19.1 million from the sale. This sale was negotiated in anticipation of an eminent domain action by the County.
   Acquisition of ADESA. The Company acquired 80% of ADESA on July 1, 1995, for $167 million in cash. The Company accounted for the acquisition as a purchase. Acquired goodwill and other intangible assets associated with this acquisition are being amortized on a straight line basis over periods not exceeding 40 years. In January 1996 the Company provided an additional $15 million of capital in exchange for 1,982,346 original issue common stock shares of ADESA. This capital contribution increased the Company's ownership interest in ADESA to 83%. In August 1996 the Company acquired the remaining 17% ownership interest of ADESA from the ADESA management shareholders. Financial results for ADESA have been included in the Company's consolidated financial statements as of July 1, 1995.
   The following summary presents unaudited pro forma consolidated results as if the Company acquired a 100% ownership interest in ADESA on Jan. 1, 1995. The pro forma results are not necessarily indicative of what actually would have occurred if the acquisition had been completed as of the beginning of 1995, nor are they necessarily indicative of future consolidated results. The pro forma results should be read in conjunction with the historical consolidated financial statements and related notes of Minnesota Power.

Summary Pro Forma Financial Information -- Unaudited
Year Ended December 31                         1996            1995
----------------------------------------------------------------------
                                                   In thousands
Operating revenue and income                 $846,928        $729,674
Income from continuing operations             $68,720         $59,800
Net income                                    $68,720         $62,648

Earnings per share of common stock
  from continuing operations                    $2.26           $1.99
Total earnings per share
  of common stock                               $2.26           $2.09
----------------------------------------------------------------------

   In September 1996 Minnesota Power exchanged 473,006 shares of its common stock for all the outstanding common stock of Alamo Auto Auction, Inc. and Alamo Auto Auction Houston, Inc. These acquisitions were accounted for as pooling of interests. Prior period financial results for 1996 have not been restated due to immateriality. Three other auction facilities were also acquired in 1996 and were accounted for using the purchase method. Pro forma consolidated results reflecting these purchases have not been presented due to immateriality.

   Discontinued Operations. On June 30, 1995, Minnesota Power sold its interest in the paper and pulp business to Consolidated Papers, Inc. (CPI) for $118 million in cash, plus CPI's assumption of certain debt and lease obligations. The Company is still committed to a maximum guaranty of $95 million to ensure a portion of a $33.4 million annual lease obligation for paper mill equipment under an operating lease extending to 2012. CPI has agreed to indemnify the Company for any payments the Company may make as a result of the Company's obligation relating to this operating lease. The financial results of the paper and pulp business, including the loss on disposition, have been accounted for as discontinued operations.

Summary of Discontinued Operations
Year Ended December 31                         1995              1994
-----------------------------------------------------------------------
                                                      In thousands
Operating revenue and income                  $44,324           $55,615

Income from equity investments                 $7,496            $2,327

Income from operations                         $7,476            $2,677
Income tax expense                              3,117               809
                                               ------            ------
                                                4,359             1,868
                                               ------            ------
Loss on disposal                               (1,786)                -
Income tax benefit                                275                 -
                                               ------
                                               (1,511)                -
                                               ------            ------
Income from discontinued operations            $2,848            $1,868
-----------------------------------------------------------------------

   Exit from Equipment Manufacturing Business. In June 1995 Reach All ceased operations and sold its operating assets. Pre-tax losses from Reach All were $6.4 million in 1995 and $5.2 million in 1994.

4  Regulatory Matters

   The Company files for periodic rate revisions with the Minnesota Public Utilities Commission (MPUC), the Federal Energy Regulatory Commission (FERC), the Florida Public Service Commission (FPSC) and other state and county regulatory authorities. The MPUC had regulatory authority over approximately 69% in 1996, 73% in 1995 and 75% in 1994 of the Company's total electric operating revenue. Interim rates in Minnesota and Florida are placed into effect, subject to refund with interest, pending a final decision by the appropriate commission.
   Electric Rate Proceedings. The Company's most recent Minnesota retail case was filed Jan. 3, 1994. Interim rates were in effect from March 1, 1994, until final rates became effective on June 1, 1995. The MPUC approved an 11.6% return on common equity and an overall increase in annual revenue of $19 million. The MPUC also approved revenue neutral rate adjustments which increased residential rates 3.5% on Jan. 1, 1996 and 3.5% on Jan. 1, 1997. The residential increases were offset by lower large power demand charge rates.
   The MPUC also allows the Company to collect the cost of fuel burned (over what is already included in the base rate) and the expenditures and lost margins related to conservation improvement programs (CIP). These expenses are being collected through an adjustment on the customers' bills known as the "resource adjustment."
   Water and Wastewater Rates. 1995 Rate Case. Florida Water requested an $18.1 million rate increase in June 1995. On Oct. 30, 1996, the FPSC issued its final order in the Florida Water rate case. The final order established water and wastewater rates for all customers of Florida Water regulated by the FPSC. The new rates, which became effective on Sept. 20, 1996, resulted in an annualized increase in revenue of approximately $11.1 million. This increase included, and was not in addition to, the $7.9 million increase in annualized revenue granted as interim rates effective on Jan. 23, 1996. The FPSC approved a new rate structure called "capband," which replaces uniform rates. The new structure combines the concept of a "cap" on monthly bills at a certain usage level for 85 of Florida Water's facilities that are more expensive to operate, with a "banding," or grouping, of rates paid by customers served by the 56 less expensive facilities. On Nov. 1, 1996, Florida Water filed with the Florida First District Court of Appeals (Court) an appeal of the FPSC's final order seeking judicial review of issues relating to the amount of investment in utility facilities recoverable in rates from current customers. Motions for reconsideration of the FPSC's final order were subsequently filed by other parties to the rate case. Therefore, the Court has postponed Florida Water's appeal pending the FPSC's disposition of the reconsideration requests. The Company is unable to predict the outcome of this matter. Florida law provides that the new rates be implemented while the order is under appeal.
   1991 Rate Case Refund Order. Responding to a Florida Supreme Court decision addressing the issue of retroactive ratemaking with respect to another company, in March 1996 the FPSC voted to reconsider an October 1995 order (Refund Order) which would have required Florida Water to refund about $13 million, which includes interest, to customers who paid more since October 1993 under uniform rates than they would have paid under stand-alone rates. Under the Refund Order, the collection of the $13 million from customers who paid less under uniform rates would not be permitted. The Refund Order was in response to the Florida First District Court of Appeals reversal in April 1995 of the 1993 FPSC order which imposed uniform rates for most of Florida Water's service areas in Florida. With "uniform rates," all customers in the uniform rate areas pay the same rates for water and wastewater services. Uniform rates are an alternative to "stand-alone" rates which are based on the cost of serving each service area. The FPSC reconsidered the Refund Order, but upheld its decision to order refunds in August 1996. Florida Water filed an appeal of this decision with the First District Court of Appeals. A decision on the appeal is anticipated by early 1998. The Company continues to believe that it would be improper for the FPSC to order a refund to one group of customers without permitting recovery of a similar amount from the remaining customers since the First District Court of Appeals affirmed the Company's total revenue requirement for operations in Florida.

No provision for refund has been recorded. The Company is unable to predict the outcome of this matter.
   Florida Jurisdictional Issues. In June 1995 the FPSC issued an order assuming jurisdiction over Florida Water facilities statewide following an investigation of all of Florida Water's facilities. Several counties in Florida appealed this FPSC decision to the First District Court of Appeals. In December 1996 the Court issued an opinion reversing the FPSC order. In December 1996, the FPSC filed a motion for clarification and for rehearing with the Court. The Court denied this motion in January 1997. The FPSC voted in January 1997 to require Florida Water to charge rates to customers in Hernando County based on a modified stand-alone rate structure. The imposition of this rate structure would reduce Florida Water revenue by $1.6 million on a prospective annual basis. No order has yet been issued reflecting this vote. Florida Water is considering an appeal of such an order. In the event county regulation of water and wastewater rates prevails, the Company anticipates that the regulatory process will become significantly more complex and expensive.
   Deferred Regulatory Charges and Credits. Based on current rate treatment, the Company believes all deferred regulatory charges are probable of recovery.

Summary of Deferred Regulatory
Charges and Credits
December 31                                  1996              1995
--------------------------------------------------------------------
                                                   In thousands
Deferred Charges
  Income taxes                             $22,080           $22,726
  Conservation improvement programs         21,301            15,793
  Early retirement plan                      8,188            14,290
  Postretirement benefits                    8,123            10,801
  Premium on reacquired debt                 7,466             8,293
  Other                                     16,338            16,728
                                           -------           -------
                                            83,496            88,631
Deferred Credits
  Income taxes                              64,394            57,950
                                           -------           -------

Net deferred regulatory charges
  and credits                              $19,102           $30,681
--------------------------------------------------------------------

5  Financial Instruments

   Securities Investments. The majority of the Company's securities investments are primarily stocks of other utility companies with investment grade debt securities outstanding and are considered by the Company to be conservative investments. The Company also has investments in four limited partnerships that invest in equity and debt securities.
   Investments in equity and debt securities are classified in two categories on the balance sheet: Trading securities are those bought and held principally for near-term sale. They are recorded at fair value as part of current assets, with changes in fair value during the period included in earnings. Available-for-sale securities, which are held for an indefinite period of time, are recorded at fair value in investments. Changes in fair value during the period are recorded net of tax as a separate component of common stock equity. If the fair value of any available-for-sale securities declines below cost and the decline is considered other than temporary, the securities are written down to fair value and the losses charged to earnings. Realized gains and losses are computed on each specific investment sold.

Summary of Securities
--------------------------------------------------------------------------------
                                             Gross Unrealized          Fair
                                             ----------------
                                 Cost        Gain    (Loss)            Value
--------------------------------------------------------------------------------
                                              In thousands
December 31, 1996
Trading                                                               $86,819
                                                                     --------
Available-for-sale
  Common stock                 $ 2,599     $    -    $  (551)         $ 2,048
  Preferred stock               65,363      1,962     (1,557)          65,768
                               -------     ------    --------         -------
                               $67,962     $1,962    $(2,108)         $67,816
--------------------------------------------------------------------------------
December 31, 1995
Trading                                                               $40,007
                                                                      -------
Available-for-sale
  Common stock                 $ 2,599     $    -    $  (451)         $ 2,148
  Preferred stock               64,506      1,969     (3,090)          63,385
                               -------     ------    --------         -------
                               $67,105     $1,969    $(3,541)         $65,533
--------------------------------------------------------------------------------
   The net unrealized gain on securities investments on the balance sheet at Dec. 31, 1996 and 1995, also included $2.8 and $4.1 million from the Company's share of Capital Re's unrealized holding gains and losses.

Year Ended December 31            1996       1995         1994
---------------------------------------------------------------
                                         In thousands
Trading securities
  Change in net unrealized
    holding gains included
    in earnings                   $943      $1,518         $253

Available-for-sale securities
  Proceeds from sales          $43,129     $97,139      $53,559
  Gross realized gains            $910      $2,974       $1,194
  Gross realized (losses)      $(1,362)    $(3,313)     $(2,902)
----------------------------------------------------------------

   Off-Balance-Sheet Risks. In portfolio strategies designed to reduce market risks, the Company sells common stock securities short and enters into short sales of treasury futures contracts.
   Selling common stock securities short is intended to reduce market price risks associated with holding common stock securities in the Company's trading securities portfolio. Realized and unrealized gains and losses from short sales of common stock securities are included in investment income.
   Treasury futures are used as a cross hedge to reduce interest rate risks associated with holding fixed dividend preferred stocks included in the Company's available-for-sale portfolio. Changes in market values of treasury futures are recognized as an adjustment to the carrying amount of the underlying hedged item. Gains and losses on treasury futures are deferred and recognized in investment income concurrently with gains and losses arising from the underlying hedged item. Generally, treasury futures contracts entered into have a maturity date of 90 days.
   As a consequence of refunding industrial revenue bonds, in July 1996 Florida Water entered into a five-year interest rate swap agreement to exchange fixed for floating interest rates, which are reset quarterly, over the life of the swap agreement without the exchange of the underlying notional amounts totaling $30 million. The interest rate swap is subject to market risk due to fluctuation of interest rates.
   Under the swap agreement, Florida Water is required to make quarterly interest payments to the counterparty at a variable rate based upon a weighted average of the PSA Municipal Swap Index (4.11% at Dec. 31, 1996), while the counterpart is required to make quarterly interest payments to Florida Water at an annual fixed rate (4.79% at Dec. 31, 1996).
   The notional amounts summarized below do not represent amounts exchanged and are not a measure of the Company's financial exposure. The amounts exchanged are calculated on the basis of these notional amounts and other terms which relate to the change in interest rates and securities prices. The Company continually evaluates the credit standing of counterparties and market conditions with respect to its off-balance-sheet financial instruments. The Company does not expect any counterparties to fail to meet their obligations or any material adverse impact to its financial position from these financial instruments.

Summary of Off-Balance-Sheet
Financial Instrument
December 31                                    1996              1995
--------------------------------------------------------------------------------
                                                    In thousands
Short stock sales outstanding                $31,662           $16,714
Treasury futures                             $20,800           $12,700
Interest rate swap                           $30,000                 -
--------------------------------------------------------------------------------
   Fair Value of Financial Instruments. The carrying amount of cash and cash equivalents, trading securities, notes and other accounts receivable, and notes payable approximates fair value because of the short maturity of those instruments. The Company records its trading and available-for-sale securities at fair value based on quoted market prices. The fair values for all other financial instruments were based on quoted market prices for the same or similar issues.

Summary of Fair Values
December 31                                              1996
--------------------------------------------------------------------------------
                                                     In thousands
                                               Carrying            Fair
                                                Amount             Value
                                             ---------         ---------
Long-term debt                               $(694,423)        $(690,709)
Redeemable serial preferred stock             $(20,000)         $(21,200)
Quarterly income preferred securities         $(75,000)         $(73,890)
Short stock sales outstanding (trading)              -           $31,644
Treasury futures                                     -           $23,426
Interest rate swap                                   -              $150

Summary of Fair Values
December 31                                               1995
--------------------------------------------------------------------------------
                                                      In thousands
                                                Carrying            Fair
                                                 Amount             Value
                                              ---------          ---------
Long-term debt                                $(639,548)         $(660,277)
Redeemable serial preferred stock              $(20,000)          $(21,050)
Short stock sales outstanding (trading)               -            $17,840
Treasury futures                                      -            $15,427
--------------------------------------------------------------------------------

   Concentration of Credit Risk. Financial instruments that subject the Company to concentrations of credit risk consist primarily of trade and other receivables. The Company sells electricity to about 14 customers in northern Minnesota's taconite, and paper and wood products industries. At Dec. 31, 1996 and 1995, receivables from these customers totaled $6.9 and $7.6 million. The Company does not obtain collateral to support utility receivables, but monitors the credit standing of major customers. The Company has not incurred and does not expect to incur significant credit losses. At Dec. 31, 1996 and 1995 approximately $23 and $29 million of trade accounts receivable at AFC were due from automobile dealers. AFC has possession of car titles collateralizing these amounts.
   Sale of Finance Receivables. Effective Dec. 31, 1996, AFC sold a $50 million participation in its finance receivables to a third party purchaser. Under the terms of the purchase agreement, the purchaser agrees to make reinvestments of up to $100 million to the extent that such reinvestments are supported by eligible receivables. The purchase agreement terminates Dec. 31, 2001.

6 Investment in Capital Re

   The Company has an equity investment in Capital Re, a company engaged in financial guaranty reinsurance. The Company uses the equity method to account for this investment.

Summary of Capital Re
Financial Information
Year Ended December 31           1996             1995              1994
--------------------------------------------------------------------------------
                                              In thousands

Investment portfolio           $901,102         $771,767          $638,751
Other assets                   $255,299         $210,118          $171,289
Liabilities                    $254,951         $180,491          $134,610
Deferred revenue               $337,104         $314,451          $274,916
Net revenue                    $144,945         $107,032          $101,462
Net income                      $56,524          $45,527           $39,806
--------------------------------------------------------------------------------

Summary of Minnesota Power's
Ownership in Capital Re
Year Ended December 31           1996             1995              1994
--------------------------------------------------------------------------------
                                              In thousands

Equity in earnings            $11,810           $9,811            $8,138
Accumulated equity in
  undistributed earnings      $53,685          $42,755           $33,683
Equity investment            $102,290          $92,851           $72,054
Fair value of equity
  investment                 $152,265         $100,422           $86,662
Equity ownership                  21%              22%               21%
--------------------------------------------------------------------------------

7  Common Stock and Retained Earnings

   The Articles of Incorporation, mortgage, and preferred stock purchase agreements contain provisions that, under certain circumstances, would restrict the payment of common stock dividends. As of Dec. 31, 1996, no retained earnings were restricted as a result of these provisions.

Summary of Common Stock                   Shares            Equity
-------------------------------------------------------------------
                                                In thousands
Balance Dec. 31, 1993                     31,207          $370,681
1994 ESPP                                     40             1,033
     Other                                     -              (536)
                                          ------           -------
Balance Dec. 31, 1994                     31,247           371,178
1995 ESPP                                     32               786
     DRIP                                    189             5,653
     Other                                     -                67
                                          ------           -------
Balance Dec. 31, 1995                     31,468           377,684
1996 ESPP                                     27               718
     DRIP                                    669            18,541
     Other                                   594            (2,756)
                                          ------          --------
Balance Dec. 31, 1996                     32,758          $394,187
-------------------------------------------------------------------

   Shareholder Rights Plan. On July 24, 1996, the Board of Directors of the Company adopted a rights plan (Rights Plan) pursuant to which it declared a dividend distribution of one preferred share purchase right (Right) for each outstanding share of common stock to shareholders of record at the close of business on July 24, 1996, (the Record Date) and authorized the issuance of one Right with respect to each share of common stock that becomes outstanding between the Record Date and July 23, 2006, or such earlier time as the Rights are redeemed.
   Each Right will be exercisable to purchase one one-hundredth of a share of Junior Serial Preferred Stock A, without par value, at an exercise price of $90, subject to adjustment, following a distribution date which shall be the earlier to occur of (i) 10 days following a public announcement that a person or group (Acquiring Person) has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding shares of common stock (Stock Acquisition Date) or (ii) 15 business days (or such later date as may be determined by the Board of Directors prior to the time that any person becomes an Acquiring Person) following the commencement of, or a public announcement of an intention to make, a tender or exchange offer if, upon consummation thereof, such person would meet the 15% threshold.
   Subject to certain exempt transactions, in the event that the 15% threshold is met, each holder of a Right (other than the Acquiring Person) will thereafter have the right to receive, upon exercise at the then current exercise price of the Right, common stock (or, in certain circumstances, cash, property or other securities of the Company) having a value equal to two times the exercise price of the Right. If, at any time following the Stock Acquisition Date, the Company is acquired in a merger or other business combination transaction or 50% or more of the Company's assets or earning power are sold, each Right will entitle the holder (other than the Acquiring Person) to receive, upon exercise at the then current exercise price of the Right, common stock of the acquiring or surviving company having a value equal to two times the exercise price of the Right. Certain stock acquisitions will also trigger a provision permitting the Board of Directors to exchange each Right for one share of common stock.
   The Rights are nonvoting and expire on July 23, 2006, unless redeemed by the Company at a price of $.01 per Right at any time prior to the time a person becomes an Acquiring Person. The Board of Directors has authorized the reservation of one million shares of Junior Serial Preferred Stock A for issuance under the Rights Plan in the event of exercise of the Rights.


8  Preferred Stock

Summary of Cumulative Preferred Stock
December 31                                  1996              1995
--------------------------------------------------------------------
                                                  In thousands
Preferred stock, $100 par value,
  116,000 shares authorized;
    5% Series - 113,358 shares
     outstanding, callable at
     $102.50 per share                     $11,492           $11,492
Serial preferred stock,
     $7.36 Series - 170,000 shares
       outstanding                               -            17,055
                                           -------           -------
Total cumulative preferred stock           $11,492           $28,547
---------------------------------------------------------------------

   In May 1996 Minnesota Power redeemed all of the 170,000 outstanding shares of its Serial Preferred Stock, $7.36 Series. The redemption price was $103.34 per share plus accrued and unpaid dividends in the amount of $.86 per share.

Summary of Redeemable
Serial Preferred Stock
December 31                                    1996              1995
----------------------------------------------------------------------
                                                    In thousands
Serial preferred stock A, without
 par value, 2,500,000 shares
 authorized;
   $6.70 Series - 100,000 shares
     outstanding, noncallable,
       redeemable in 2000 at
         $100 per share                       $10,000          $10,000
   $7.125 Series - 100,000 shares
     outstanding, noncallable,
       redeemable in 2000 at
         $100 per share                        10,000           10,000
                                              -------          -------
Total redeemable serial preferred stock       $20,000          $20,000
-----------------------------------------------------------------------
                                       -23-

9  Long-Term Debt

Schedule of Long-Term Debt
December 31                                          1996              1995
--------------------------------------------------------------------------------
                                                         In thousands
Minnesota Power
  First mortgage bonds
    7 3/8% Series due 1997                        $ 60,000          $ 60,000
    6 1/2% Series due 1998                          18,000            18,000
    6 1/4% Series due 2003                          25,000            25,000
    7 1/2% Series due 2007                          35,000            35,000
    7 3/4% Series due 2007                          55,000            55,000
    7% Series due 2008                              50,000            50,000
    6% Pollution control Series E due 2022         111,000           111,000
  Pollution control revenue bonds,
    5-6 7/8%, due 1997-2010                         33,880            34,655
  Leveraged ESOP loan,
    9.125%, due 1997-2004                           12,175            13,039
  Other long-term debt, variable,
    due 2001-2013                                   17,330            17,194
Subsidiary companies
  First mortgage bonds,
    8.75%, due 2013                                 45,000            45,000
  Senior Notes, Series A,
    7.70%, due 2006                                 90,000                 -
  Industrial development
    revenue bonds, 6.50%, due 2025                  33,599                 -
  Note payable, 10.44%, due 1999                    30,000            30,000
  Notes payable, variable                                -            57,926
  Other long-term debt,
    6.1-8 7/8%, due 1997-2026                       85,647            97,477
Less due within one year                            (7,208)           (9,743)
                                                  --------          --------
Total long-term debt                              $694,423          $639,548
--------------------------------------------------------------------------------

   Aggregate amounts of long-term debt maturing during each of the next five years are $7.2, $24.2, $66.8, $10.7 and $11.8 million in 1997, 1998, 1999,
2000 and 2001.  Substantially all Company electric and water plant is subject to the lien of the mortgages  securing  various first  mortgage bonds.
   In January 1996 Florida Water issued $35.1 million of 6.5% Industrial Development Refunding Revenue Bonds Series 1996 due Oct. 1, 2025. Proceeds were used to refund four industrial development bond issues totaling $33.8 million that Florida Water had outstanding at Dec. 31, 1995.
   In May 1996 ADESA issued $90 million of 7.70% Senior Notes, Series A, Due 2006 in a Rule 144A offering. Proceeds were used by ADESA to repay $76 million of existing indebtedness, including borrowings under ADESA's revolving bank credit agreement, floating rate option notes and certain borrowings from Minnesota Power.
   In June 1996 Lehigh obtained a $20 million adjustable rate revolving line of credit due in 2003. The proceeds were used to partially finance the acquisition of real estate near Palm Coast, Florida.
   At Dec. 31, 1996 and 1995, subsidiaries of the Company had long-term bank lines of credit, aggregating $50 and $18 million, respectively. One line of credit requires a commitment fee of 1/20 of 1%. Drawn portions on these lines of credit aggregate $20 and $18 million at Dec. 31, 1996 and 1995, and are included in subsidiary companies other long-term debt.
   On Feb. 20, 1997, the Company sold $60 million of First Mortgage Bonds, 7% Series due Feb. 15, 2007. The proceeds from the issuance were used for the retirement of $60 million in principal amount of the Company's First Mortgage Bonds, 7 3/8% Series due March 1, 1997.


10  Short-Term Borrowings and Compensating Balances

   The Company had bank lines of credit, which make short-term financing available through short-term bank loans and provide support for commercial paper. At Dec. 31, 1996 and 1995 the Company had bank lines of credit aggregating $84 and $118 million, respectively, of which $84 million was available for use at the end of each year. At Dec. 31, 1996 and 1995, the Company had issued commercial paper with face values of $155 and $63 million, respectively, with liquidity provided by bank lines of credit and the Company's securities portfolio.
   Certain lines of credit require a commitment fee of 1/10 of 1% and/or a 5% compensating balance. Interest rates on commercial paper and borrowings under the lines of credit range from 6.0% to 8.0% at Dec. 31, 1996, and 6.0% to 9.5% at Dec. 31, 1995. The weighted average interest rate on short-term borrowings at Dec. 31, 1996 and 1995, was 5.7% and 6.1%. The total amount of compensating balances at Dec. 31, 1996 and 1995, was immaterial.


11  Jointly Owned Electric Facility

   The Company owns 80% of Boswell Unit 4. While the Company operates the plant, certain decisions with respect to the operations of Boswell Unit 4 are subject to the oversight of a committee on which the Company and Wisconsin Public Power, Inc. SYSTEM (WPPI), the owner of the other 20% of Boswell Unit 4, have equal representation and voting rights. Each owner must provide its own financing and is obligated to pay its ownership share of operating costs. The Company's share of direct operating expenses of Boswell Unit 4 is included in operating expense on the consolidated statement of income. The Company's 80% share of the original cost included in electric plant at Dec. 31, 1996 and 1995, was $304 and $303 million. The corresponding provisions for accumulated depreciation were $129 and $123 million.

12  Leasing Agreements

   ADESA leases auction facilities located in North Carolina, Massachusetts and Tennessee from an unrelated third party. The term of these leases is for five years ending 2001 with no renewal options. However, at the beginning of the fourth year of the lease term, ADESA has the option to purchase the leased facilities at an aggregate price of $26.5 million. In the event ADESA does not exercise its option to purchase, ADESA is required to guarantee any deficiency in sales proceeds the lessor realizes in disposing of the leased properties should the selling price fall below $25.7 million. ADESA is entitled to any excess sales proceeds over the option price. ADESA has guaranteed the payment of principal and interest on the lessor's indebtedness which consists of $25.7 million of mortgage notes, due Aug. 1, 2000. Interest on the notes accrues at 9.82% per annum and is payable monthly.
   The Company leases other properties and equipment in addition to those listed above pursuant to operating and capital lease agreements with terms expiring through 2008. Aggregate amounts of future minimum lease payments for capital and operating leases during each of the next five years are $10.7, $7.5, $10.0, $3.8 and $2.9 million in 1997, 1998, 1999, 2000 and 2001. Total rent expense was $7.4, $1.6 and $2.0 million in 1996, 1995 and 1994, respectively.


13  Mandatorily Redeemable Preferred Securities of MP&L Capital I

   MP&L Capital I (Trust) was established as a wholly owned business trust of the Company for the purpose of issuing common and preferred securities (Trust Securities). On March 20, 1996, the Trust publicly issued three million 8.05% Cumulative Quarterly Income Preferred Securities (QUIPS), representing preferred beneficial interests in the assets held by the Trust. The proceeds of the sale of the QUIPS, and of common securities of the Trust to the Company, were used by the Trust to purchase from the Company $77.5 million of 8.05% Junior Subordinated Debentures, Series A, Due 2015 (Subordinated Debentures), resulting in net proceeds to the Company of $72.3 million. Holders of the QUIPS are entitled to receive quarterly distributions at an annual rate of 8.05% of the liquidation preference value of $25 per security. The Company has the right to defer interest payments on the Subordinated Debentures which would result in the similar deferral of distributions on the QUIPS during extension periods of up to 20 consecutive quarters, provided that no single distribution payment period, as extended, may exceed 20 consecutive quarterly interest payment periods or extend beyond the maturity of the Junior Subordinated Debentures. The Company is the owner of all the common trust securities, which constitute approximately 3% of the aggregate liquidation amount of all the Trust Securities. The sole asset of the Trust is the Subordinated Debentures, interest on which is deductible by the Company for income tax purposes. The Trust will use interest payments received on the Subordinated Debentures it holds to make the quarterly cash distributions on the QUIPS.
   The QUIPS are subject to mandatory redemption upon repayment of the Subordinated Debentures at maturity or upon redemption. The Company has the option at any time on or after March 20, 2001, to redeem the Subordinated Debentures, in whole or in part. The Company also has the option, upon the occurrence of certain events, (i) to redeem at any time the Subordinated Debentures, in whole but not in part, which would result in the redemption of all the Trust Securities, or (ii) to terminate the Trust and cause the pro rata distribution of the Subordinated Debentures to the holders of the Trust Securities.
   In addition to the Company's obligations under the Subordinated Debentures, the Company has guaranteed, on a subordinated basis, payment of distributions on the Trust Securities, to the extent the Trust has funds available to pay such distributions, and has agreed to pay all of the expenses of the Trust (such additional obligations collectively, the Back-up Undertakings). Considered together, the Back-up Undertakings constitute a full and unconditional guarantee by the Company of the Trust's obligations under the QUIPS.


14  Income Tax Expense

Schedule of Income Tax Expense         1996             1995              1994
--------------------------------------------------------------------------------
                                                    In thousands
Continuing operations
  Current tax expense
    Federal                          $23,625          $ 8,559           $19,308
    Foreign                            1,701              573                 -
    State                              6,069            4,224             4,808
                                     -------          -------           -------
                                      31,395           13,356            24,116
                                     -------          -------           -------
  Deferred tax expense
    Federal                              330            6,820              (511)
    State                             (1,900)             244              (470)
                                     -------          -------           -------
                                      (1,570)           7,064              (981)
                                     -------          -------           -------
  Change in valuation
     allowance                        (8,200)         (18,400)                -
                                     -------          -------           -------

  Deferred tax credits                (1,986)            (865)           (2,478)
                                     -------          -------           -------
    Income tax --
      continuing operations           19,639            1,155            20,657
                                     -------          -------           -------
Discontinued operations
  Current tax expense
    Federal                                -           13,396            (4,302)
    State                                  -            4,192            (2,071)
                                     -------          -------           -------
                                           -           17,588            (6,373)
                                     -------          -------           -------
  Deferred tax expense
    Federal                                -          (11,851)            5,677
    State                                  -           (2,895)            1,505
                                     -------          -------           -------
                                           -          (14,746)            7,182
                                     -------          -------           -------
    Income tax --
      discontinued operations              -            2,842               809
                                     -------          -------           -------

Total income tax expense             $19,639          $ 3,997           $21,466
--------------------------------------------------------------------------------
                                       -25-

   The Company's overall effective tax rates were 22.1%, 5.8% and 25.9% in 1996, 1995 and 1994 compared to the federal statutory rate of 35%.

Reconciliation of
Federal Statutory Rate
to Effective Tax Rate                 1996             1995              1994
--------------------------------------------------------------------------------
                                                  In thousands
Tax computed at federal
  statutory rate                    $31,101          $24,046           $28,979
  Increase in tax from
    state income taxes,
    net of federal income
    tax benefit                       2,890            3,504             2,608
  Basis difference in land              293              (72)           (2,433)
  Change in valuation  allowance     (8,200)         (18,400)                -
  Income from escrow funds                -                -            (1,550)
  Dividend received deduction        (1,882)          (2,284)           (2,867)
  Tax credits                        (1,908)          (1,916)           (2,478)
  Other                              (2,655)            (881)             (793)
                                    -------          -------           -------
Total income tax expense            $19,639          $ 3,997           $21,466
--------------------------------------------------------------------------------

Schedule of Deferred Tax
Assets and Liabilities
December 31                                     1996             1995
---------------------------------------------------------------------
                                                    In thousands
Deferred tax assets
  Contributions in aid of construction      $ 18,775         $ 17,528
  Lehigh basis difference                     23,565           25,071
  Deferred compensation plans                 12,085            9,346
  Depreciation                                15,029           11,950
  Investment tax credits                      22,813           23,904
  Other                                       35,143           32,056
                                            --------         --------
    Gross deferred tax assets                127,410          119,855
  Deferred tax asset valuation allowance        (743)          (8,943)
                                            --------         --------
      Total deferred tax assets              126,667          110,912
                                            --------         --------
Deferred tax liabilities
  Depreciation                               188,818          188,804
  AFDC                                        18,688           19,399
  Investment tax credits                      32,590           34,369
  Other                                       35,502           33,077
                                            --------         --------
      Total deferred tax liabilities         275,598          275,649
                                            --------         --------
Accumulated deferred income taxes           $148,931         $164,737
---------------------------------------------------------------------
   Tax Benefits. The Company, through Lehigh, a 67% owned subsidiary at the time, acquired the stock of Lehigh Corporation in a bargain purchase in 1991. Lehigh then began execution of a business strategy pursuant to which the majority of the acquired real estate assets would be disposed of over a five year period. An additional interest in Lehigh was purchased in 1993 bringing the Company's ownership interest to 80%. The structure of the transactions involved the acquisition of stock so the tax bases of the underlying acquired assets were carried over for income tax purposes. The carried-over tax bases exceeded the book bases assigned in purchase accounting. The Internal Revenue Code (IRC) limits the use of tax losses resulting from the higher tax basis over the fair market value of the underlying assets for a period of five years. The 1993 increase in ownership by the Company to 80%, which resulted in the inclusion of Lehigh and Lehigh Corporation in the Company's consolidated tax return, started another five year limitation period.
   SFAS 109 was adopted on a prospective basis effective Jan. 1, 1993. Upon adoption, a valuation reserve was established for the entire amount of the tax benefits attributable to the bases differences and alternative minimum tax credits because, in management's judgment, realization of the tax benefits was not "more likely than not." This judgment was based on the unlikelihood of realizing the tax benefits due to the IRC restrictions, in light of management's existing five year property disposal plan. This situation continued through 1994.
   In 1995 Lehigh implemented a business strategy which called for Lehigh to dispose of its remaining real estate assets with a specific view towards maximizing realization of the tax benefits. The new strategy was adopted after the Board of Directors of Lehigh, including the minority shareholders, were convinced of the cash flow benefit to Lehigh of deferring the liquidation of the remaining real estate assets. Accordingly, in 1995 the valuation reserve was reduced by $18.4 million based on a detailed analysis of the projected future taxable income based on the new business strategy.
   In 1996 the remaining $8.2 million valuation reserve was reversed based on the projected positive impact the acquisition of $34 million of real estate assets at Palm Coast would have on Lehigh's taxable income. The Palm Coast assets were not considered in the 1995 revised strategy.
    No provision has been made for taxes on $19.1 million of pre-1993 undistributed earnings of Capital Re, an investment accounted for under the equity method. Those earnings have been and are expected to continue to be reinvested. The Company estimates that $7.9 million of tax would be payable on the pre-1993 undistributed earnings of Capital Re if the Company should sell its investment. The Company has recognized the income tax impact on undistributed earnings of Capital Re earned since Jan. 1, 1993.

15  Pension Plans and Benefits

   The Company's Minnesota and Wisconsin utility operations have noncontributory defined benefit pension plans covering eligible employees. Pension benefits for employees in Minnesota and Wisconsin are fully vested after five years and are based on years of service and the highest average monthly compensation earned during four consecutive years within the last 15 years of employment. Company policy is to fund accrued pension costs, including amortization of past service costs, over 5 to 30 years. Part of the pension cost is capitalized as a cost of plant construction. Benefits under the Company's noncontributory defined benefit pension plan for Florida utility operations were frozen as of Dec. 31, 1996.

Schedule of Pension Costs       1996             1995              1994
--------------------------------------------------------------------------------
                                             In thousands
Service cost                   $ 3,663          $ 4,290           $ 4,130
Interest cost                   15,091           13,025            11,753
Actual return on assets        (21,153)         (34,515)          (15,103)
Net amortization                 3,284           17,823               454
Amortization of early
  retirement cost                4,748            1,978                 -
                               -------          -------           -------
Net cost                       $ 5,633          $ 2,601           $ 1,234
--------------------------------------------------------------------------------
   At Dec. 31, 1996, approximately 54% of pension plan assets were invested in equity securities, 27% in fixed income securities, 12% in other investments and 7% in Company common stock.

Pension Plans Funded Status
October 1                                        1996               1995
--------------------------------------------------------------------------------
                                                        In thousands
Actuarial present value of
  benefit obligations
    Vested benefit obligation                $(173,204)         $(167,590)
    Nonvested benefit obligation                (9,635)            (7,326)
                                             ---------          ---------
Accumulated benefit obligation                (182,839)          (174,916)
Excess of projected benefit
  obligation over accumulated
  benefit obligation                           (22,684)           (25,991)
                                             ---------          ---------
Projected benefit obligation                  (205,523)          (200,907)
Plan assets at fair value                      233,033            222,755
                                             ---------          ---------
Plan assets in excess of
  projected benefit obligation                  27,510             21,848
Unrecognized net gain                          (40,886)           (35,474)
Prior service cost not yet recognized
  in net periodic pension cost                   5,684              6,166
Unrecognized net obligation at
  Oct. 1, 1985, being recognized
  over 20 years                                  1,634              1,898
Unrecognized early
  retirement expense                             7,517             12,265
                                             ---------          ---------
Prepaid (accrued) pension cost
  recognized on the consolidated
  balance sheet                              $   1,459          $   6,703
--------------------------------------------------------------------------------
   The weighted average discount rate for 1996 and 1995 was 8% and 7.75%. Projected pension obligations assume pay increases averaging 6% in 1996 and 1995. The assumed long-term rate of return on assets was 9% in 1996 and 8.75% for 1995.
   BNI Coal, ADESA and Heater have defined contribution pension plans covering eligible employees. The aggregate annual pension cost for these plans was about $900,000 in 1996 and 1995, and $600,000 in 1994.
   Postretirement Benefits. The Company provides certain health care and life insurance benefits for retired employees. The regulatory asset for deferred postretirement benefits is being amortized in electric rates over a five year period which began in 1995.

Schedule of Postretirement Benefit Costs          1996              1995
--------------------------------------------------------------------------------
                                                       In thousands
Service cost                                    $ 2,687            $2,544
Interest cost                                     4,228             3,624
Actual return on plan assets                       (883)             (103)
Amortization of transition obligation             2,416             1,213
                                                -------            ------
Net periodic cost                                 8,448             7,278
Net amortization (deferral)                       2,630             2,015
                                                -------            ------
Net cost                                        $11,078            $9,293
--------------------------------------------------------------------------------

   Company policy is to fund the net periodic postretirement costs and the amortization of the costs deferred as the amounts are collected in rates. The Company is funding these benefits using Voluntary Employee Benefit Association
(VEBA) trusts and an irrevocable grantor trust. The maximum tax deductible contributions are made to the VEBAs. The remainder of the funds are placed in the irrevocable grantor trust until the funds can be used to make tax deductible contributions to the VEBAs. The funds in the irrevocable grantor trust do not qualify as plan assets for purposes of SFAS 106 "Employers' Accounting for Postretirement Benefits Other Than Pensions."

Postretirement Benefit Plan
Funded Status - December 31                            1996              1995
--------------------------------------------------------------------------------
                                                            In thousands
Accumulated postretirement
  benefit obligation
    Retirees                                        $(29,675)         $(35,056)
    Fully eligible participants                      (10,541)           (9,414)
    Other active participants                        (12,952)          (15,090)
                                                    --------          --------
                                                     (53,168)          (59,560)
Plan assets                                           10,872             5,702
                                                    --------          --------
Accumulated postretirement
  benefit in excess of plan assets                   (42,296)          (53,858)
Unrecognized transition obligation                    23,112            39,397
                                                    --------          --------
Accrued postretirement
  benefit obligation                                $(19,184)         $(14,461)
--------------------------------------------------------------------------------
   For measurement purposes, it was assumed per capita health care benefit costs would increase 10.25% in 1996 and that cost increases would thereafter decrease 1% each year until stabilizing at 5.25% in 2002. Accelerating the rate of assumed health care cost increases by 1% each year would raise the 1996 transition obligation by $3.2 million and service and interest costs by a total of $1.1 million. The weighted average discount rate used in estimating accumulated postretirement benefit obligations was 7.75% in 1996 and 1995. The expected long-term rate of return on plan assets was 9% in 1996 and 8.75% for 1995.

16  Employee Stock and Incentive Plans

   Employee Stock Ownership Plan. The Company has sponsored an ESOP since 1975, amending it in 1989 and 1990 to establish two leveraged accounts. The Company accounts for the ESOP in accordance with the American Institute of Certified Public Accountants' (AICPA) Statement of Position 93-6 (SOP 93-6).
   The 1989 leveraged ESOP account covers all nonunion Minnesota and Wisconsin employees who work more than 1,000 hours per year and have one year of service. The ESOP used the proceeds from a $16.5 million 15-year loan at 9.125%, guaranteed by the Company, to purchase 633,489 shares of Minnesota Power common stock on the open market in early 1990. These shares fund employee benefits totaling not less than 2% of the participants' salaries.
   The 1990 leveraged ESOP account covers Minnesota and Wisconsin employees who participated in the non-leveraged ESOP plan prior to Aug. 4, 1989. The ESOP issued a $75 million promissory note at 10.25% with a term not to exceed 25 years to the Company (Employer Loan) as consideration for 2.8 million shares of newly issued Minnesota Power common stock in November 1990. These shares are used to fund a benefit at least equal to the value of the following: (a) dividends on shares held in participants' 1990 leveraged ESOP accounts which are used to make loan payments, and (b) the tax savings generated from deducting all dividends paid on shares currently in the ESOP which were held by the plan on Aug. 4, 1989.
   The loans will be repaid with dividends received by the ESOP and with employer contributions. ESOP shares acquired with the loans were initially pledged as collateral for the loans. The ESOP shares are released from collateral and allocated to participants based on the portion of total debt service paid in the year.

Schedule of ESOP Compensation
and Interest Expense
Year Ended December 31               1996             1995              1994
--------------------------------------------------------------------------------
                                                  In thousands
Interest expense                   $1,190           $1,258            $1,328
Compensation expense                1,812            1,823             2,037
                                   ------           ------            ------
Total                              $3,002           $3,081            $3,365
--------------------------------------------------------------------------------
Schedule of ESOP Shares
December 31                                           1996             1995
--------------------------------------------------------------------------------
                                                          In thousands
Allocated shares                                     1,783            1,820
Shares released for allocation                          38               41
Unreleased shares                                    2,615            2,757
                                                     -----            -----
Total ESOP shares                                    4,436            4,618
--------------------------------------------------------------------------------
Fair value of unreleased shares                    $71,907          $78,241
--------------------------------------------------------------------------------
   Employee Stock Purchase Plan. The Company has an Employee Stock Purchase Plan
(ESPP). At Dec. 31, 1996, 195,097 shares of common stock were held in reserve for future issuance under the ESPP. The ESPP permits eligible employees to buy up to $23,750 per year in Company common stock. Purchases are at 95% of the stock's closing market price on the first day of each month. At Dec. 31, 1996, 449,195 shares had been issued under the ESPP.
   Stock Option and Award Plans. In May 1996 Company shareholders approved an Executive Long-Term Incentive Compensation Plan (the Executive Plan) and a Director Long-Term Stock Incentive Plan (the Director Plan), both effective as of Jan. 1, 1996.
   The Executive Plan allows for the grant of up to an aggregate of 2.1 million shares of common stock to key employees of the Company. Such grants may be in the form of stock options and other awards, including stock appreciation rights, restricted stock, performance units and performance shares. In January 1996 the Company granted non-qualified stock options to purchase 118,708 shares of common stock and granted 80,788 performance shares. Additionally, 24,000 restricted shares of common stock were granted, with the restriction expiring over a four-year period. The Director Plan provides for the grant of up to 150,000 shares of common stock to nonemployee directors of the Company. Pursuant to the Director Plan each nonemployee director receives an annual grant of 725 stock options and a biennial grant of performance shares equal to $10,000 in value of common stock on the date of grant.
   The exercise price for stock options is equal to the market value of the common stock on the date of a grant. Stock options may be exercised 50% on the first anniversary date of the grant and the remaining 50% on the second anniversary, and expire on the tenth anniversary. Grants of performance shares are earned over multi-year time periods upon the achievement of performance objectives.
   The Company has elected to recognize compensation cost for its stock-based compensation plans in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." Generally, no compensation expense is recognized for stock options with exercise prices equal to the market value of the underlying shares of stock at the date of the grant. Compensation cost is recognized over the vesting periods for performance and restricted share awards based on the market value of the underlying shares of stock.
   Pro forma amounts of net income and earnings per share reflecting compensation cost determined based on the fair value at the grant dates for awards under these plans consistent with the method of SFAS 123, "Accounting for Stock-Based Compensation," have not been presented because the amounts are not material. The initial effects of applying SFAS 123 may not be representative of the pro forma effects on reported net income and earnings per share for future years if additional awards are granted.

17  Square Butte Purchased Power Contract

   Under the terms of a 30-year contract with Square Butte that extends through 2007, the Company is purchasing 71% of the output from a mine-mouth, lignite-fired generating plant capable of generating up to 470 MW. This generating unit (Project) is located near Center, N.D. Reductions to about 49% of the output are provided for in the contract and, at the option of Square Butte, could begin after a five-year advance notice to the Company and continue for the remaining economic life of the Project. The Company has the option but not the obligation to continue to purchase 49% of the output after 2007.
   The Project is leased to Square Butte through Dec. 31, 2007, by certain banks and their affiliates which have beneficial ownership in the Project. Square
Butte has options to renew the lease after 2007 for essentially the entire remaining economic life of the Project.
   The Company is obligated to pay Square Butte all Square Butte's leasing, operating and debt service costs (less any amounts collected from the sale of power or energy to others) that shall not have been paid by Square Butte when due. These costs include the price of lignite coal purchased by Square Butte under a cost-plus contract with BNI Coal. The Company's cost of power and energy purchased from Square Butte during 1996, 1995 and 1994 was $58.2, $57.6 and $55.4 million, respectively. The leasing costs of Square Butte included in the cost of power delivered to the Company totaled $19.1 million in 1996, and $19.3 million in 1995 and in 1994, which included approximately $10.2, $11 and $12 million, respectively, of interest expense. The annual fixed lease obligations of the Company for Square Butte are $20.1 million from 1997 through 2001. At Dec. 31, 1996, Square Butte had total debt outstanding of $207 million. The Company's obligation is absolute and unconditional whether or not any power is actually delivered to the Company.
   The Company's payments to Square Butte for power and energy are approved as purchased power expense for ratemaking purposes by both the MPUC and FERC.
   One principal reason the Company entered into the agreement with Square Butte was to obtain a power supply for large industrial customers. Present electric service contracts with these customers require payment of minimum monthly demand charges that cover a portion of the fixed costs associated with having capacity available to serve them. These contracts minimize the negative impact on earnings that could result from significant reductions in kilowatthour sales to industrial customers. The initial minimum contract term for the large power customers is 10 years, with a four-year cancellation notice required for termination of the contract at or beyond the end of the tenth year. Under the terms of existing contracts as of Feb. 1, 1997, the Company would collect approximately $101.6, $89.2, $80.3, $70.1 and $61.9 million under current rate levels for firm power during the years 1997, 1998, 1999, 2000 and 2001, respectively, even if no power or energy were supplied to these customers after Dec. 31, 1996. The minimum contract provisions are expressed in megawatts of demand, and if rates change, the amounts the Company would collect under the contracts will change in proportion to the change in the demand rate.


18  Quarterly Financial Data (Unaudited)

   Information for any one quarterly period is not necessarily indicative of the results which may be expected for the year. Previously reported quarterly information has been revised to reflect reclassifications to conform with the 1996 method of presentation. These reclassifications had no effect on previously reported consolidated net income.

Quarter Ended               March 31      June 30      Sept. 30      Dec. 31
--------------------------------------------------------------------------------
                                 In thousands except earnings per share
1996
Operating revenue
 and income                 $202,676     $208,503      $215,150     $220,599
Operating income             $28,828      $21,094       $21,724      $21,943
Net income                   $18,303      $14,832       $17,514      $18,572
Earnings available
 for common stock            $17,503      $14,198       $17,027      $18,085
Earnings per share
 of common stock               $0.61        $0.49         $0.58        $0.60
--------------------------------------------------------------------------------

1995
Operating revenue
 and income                  $146,686    $147,336      $186,121     $192,774
Operating income from
 continuing operations         $8,404     $16,431       $23,663      $14,514
Income
 Continuing operations        $23,805     $10,923       $15,685      $11,444
 Discontinued operations        1,652       1,190            33          (27)
                              -------     -------       -------      -------
Net income                    $25,457     $12,113       $15,718      $11,417

Earnings available
 for common stock             $24,657     $11,313       $14,918      $10,617
Earnings per share
 of common stock
  Continuing operations         $0.81       $0.36         $0.52        $0.37
  Discontinued operations        0.06        0.04             -            -
                                -----       -----         -----        -----
                                $0.87       $0.40         $0.52        $0.37
--------------------------------------------------------------------------------

Definitions

These abbreviations or acronyms are used throughout this document.

Abbreviations or Acronyms          Term
-------------------------      -------------------------------------------------

ADESA                          ADESA Corporation
AFC                            Automotive Finance Corporation
APB                            Accounting Principles Board
BNI Coal                       BNI Coal, Ltd.
Boswell                        Boswell Energy Center Units No. 1, 2, 3 and 4
Capital Re                     Capital Re Corporation
CIP                            Conservation Improvement Programs
Company                        Minnesota Power & Light Company and its
                                Subsidiaries
DRIP                           Dividend Reinvestment and Stock Purchase Plan
ESOP                           Employee Stock Ownership Plan
ESPP                           Employee Stock Purchase Plan
FASB                           Financial Accounting Standards Board
FERC                           Federal Energy Regulatory Commission
Florida Water                  Florida Water Services Corporation
FPSC                           Florida Public Service Commission
Heater                         Heater Utilities, Inc.
Hibbard                        M.L. Hibbard Station
ISI                            Instrumentation Services, Inc.
kWh                            Kilowatthour(s)
Lehigh                         Lehigh Acquisition Corporation
Minnesota  Power               Minnesota  Power & Light  Company  and its
                                Subsidiaries
MPUC                           Minnesota Public Utilities Commission
MP Water Resources             MP Water  Resources Group, Inc.
MW                             Megawatt(s)
NCUC                           North Carolina Utilities Commission
Note ___                       Note ___ to the consolidated financial statements
                                in the Minnesota Power 1996 Annual Report
Orange Osceola                 Orange Osceola Utilities
PSCW                           Public Service Commission of Wisconsin
QUIPS                          Quarterly Income Preferred Securities
Reach All                      Reach All Partnership
SCPSC                          South Carolina Public Service Commission
SFAS                           Statement of Financial Accounting Standards No.
Square Butte                   Square Butte Electric Cooperative
SWL&P                          Superior Water, Light and Power Company
USX                            Minntac (USX)

Price Ranges and Dividends

                             New York Stock Exchange                  American Stock Exchange
                         ------------------------------            -------------------------------
                                   Common                                   5% Preferred
                         ------------------------------            -------------------------------

                                              Dividends                                  Dividends
Quarter                  High       Low         Paid               High        Low         Paid
                         ------------------------------            --------------------------------
1996 - First             $29 3/4    $26 1/8    $0.51               $73         $67         $1.25
       Second             29         26         0.51                70          62 1/2      1.25
       Third              28 3/4     26         0.51                65 1/8      62 1/2      1.25
       Fourth             28 7/8     26 3/8     0.51                68 1/4      62          1.25
                                               -----                                       -----
       Annual                                  $2.04                                       $5.00
                                               -----                                       -----

1995 - First             $26 3/8    $24 1/4    $0.51               $62         $54 3/4     $1.25
       Second             28         25 1/4     0.51                65 1/4      59 1/2      1.25
       Third              28 1/8     26 3/8     0.51                75          62 3/4      1.25
       Fourth             29 1/4     27 1/2     0.51                69          64 1/2      1.25
                                               -----                                       -----
       Annual                                  $2.04                                       $5.00
                                               -----                                       -----


   The Company has paid dividends without interruption on its common stock since 1948, the date of initial distribution of the Company's common stock by American Power & Light Company, the former holder of all such stock. Listed above are dividends paid and the high and low prices for the Company's common stock and 5% preferred stock as reported by The Wall Street Journal, Midwest Edition. On Dec. 31, 1996, there were approximately 24,300 common stock shareholders. On Jan. 28, 1997, the Board of Directors declared a quarterly dividend of 51 cents, payable March 1, 1997, to common stock shareholders of record on Feb. 14, 1997.